                                                                    EXHIBIT 99.2

                          OFFER TO PURCHASE FOR CASH

                 UP TO $20,161,000 AGGREGATE PRINCIPAL AMOUNT

                                      OF

      USTRAILS INC. 12% SECURED NOTES DUE 1998 AND ADDITIONAL SERIES 12%
                            SECURED NOTES DUE 1998

            AT $740, PLUS INTEREST, PER $1,000 OF PRINCIPAL AMOUNT

                                      BY

                                 USTRAILS INC.


           THIS OFFER WILL TERMINATE AND THE WITHDRAWAL RIGHTS WITH RESPECT HERETO WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
                       ON TUESDAY, JULY 2, 1996, UNLESS EXTENDED.
          -----------------------------------------------------------

     USTrails Inc., a Nevada corporation (the "Company"), hereby offers to purchase for cash up to $20,161,000 aggregate principal amount of its 12% Secured Notes Due 1998 (the "Initial Series Notes") and Additional Series 12% Secured Notes Due 1998 (the "Additional Series Notes", and collectively with the Initial Series Notes, the "Secured Notes") for a purchase price of $740 per $1,000 of principal amount (the "Purchase Price"), plus interest through July 15, 1996. This offer (this "Offer") is subject to the terms and conditions set forth herein and in the Letter of Transmittal enclosed herewith (the "Letter of Transmittal").

     Any Secured Noteholder desiring to tender all or some of its Secured Notes should complete and sign the Letter of Transmittal in accordance with the instructions herein and therein, and deliver it along with the certificates for such Secured Notes and any other required documents to Fleet National Bank (the "Depositary") at one of the addresses set forth on the back cover of this Offer to Purchase (this "Offer to Purchase"). Alternatively, a financial institution may be able to tender its Secured Notes pursuant to the book-entry transfer procedures set forth herein. If a Secured Noteholder cannot comply with such procedures, it may tender its Secured Notes through the guaranteed delivery procedures set forth herein. A holder of Secured Notes registered in the name of a bank, broker, custodian, fiduciary, nominee, securities dealer, trust company, or other person must contact such person if it desires to tender its Secured Notes and request such other person to effect the transaction on its behalf.

     This Offer is being made in connection with the Company's proposed restructuring of the outstanding debt represented by the Secured Notes (the "Restructuring Transaction"). The Company has proposed that certain Secured Noteholders exchange all Secured Notes held by them for a combination of cash and newly issued debt and equity securities of the Company (the "Exchange Offer"). Each Secured Noteholder participating in the Exchange Offer (the "Exchanging Noteholders") will be required as a condition of the exchange to agree not to tender its Secured Notes pursuant to this Offer but only to exchange them pursuant to the Exchange Offer.

     Consummation of this Offer is conditioned upon, among other things, (i) there being validly tendered pursuant to this Offer and not withdrawn prior to the Expiration Date not less than


                                                  (cover continued on next page)

                          ___________________________

  NEITHER THIS OFFER NOR THE RESTRUCTURING TRANSACTION HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY SUCH AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR THE RESTRUCTURING TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          ___________________________
                    The Information Agent for this Offer is:

                             HILL & KNOWLTON, INC.

June 5, 1996

$13,000,000 (approximately 12.8%) in aggregate principal amount of Secured Notes (the "Minimum Tender Condition"), (ii) the exchange by Exchanging Noteholders of Secured Notes representing at least $81,300,000 (approximately 80.1%) in aggregate principal amount of Secured Notes for cash and newly issued debt and equity securities of the Company pursuant to the Exchange Offer (the "Minimum Exchange Condition") and (iii) receipt by the Company of senior secured financing on terms acceptable to it that, with the Company's available cash, is sufficient to purchase the Secured Notes tendered pursuant to this Offer, to consummate the Exchange Offer and to redeem all untendered or unexchanged Secured Notes as contemplated by the Restructuring Transaction. This Offer is also subject to other terms and conditions. See "Certain Conditions of the Offer."

  Questions and requests for assistance and additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                             Page
                                                             ----

 INTRODUCTION.................................................1
      Purpose of this Offer...................................1
      Restructuring Transaction...............................1
      Summary Capitalization..................................2
      Required Financing and Exchange.........................2
      Effect of Unsuccessful Restructuring....................2

 BACKGROUND TO THIS OFFER.....................................3
      The Company.............................................3
      History of Financial Troubles/1991 Bankruptcy...........3
      Prior Transactions......................................4
      Stabilized Operations but Negative Cash Flow............4
      Current Business Strategy...............................5
      Required Recapitalization or Reorganization.............5
      Events Leading to Restructuring.........................5

 SPECIAL CONSIDERATIONS.......................................9
      Special Committee Approval..............................9
      Limited Cash Availability...............................9
      Historical Prices.......................................9
      Current Business Plan..................................10
      Appraisals/Member Rights...............................11
      Limited Redemption.....................................11
      Effect of Unsuccessful Restructuring...................12
 TERMS OF THE RESTRUCTURING TRANSACTION......................12

      General................................................12
      Exchange Offer.........................................13
      Redemption.............................................15
      Effect on Stockholders.................................15
 SOURCE AND AMOUNT OF FUNDS..................................15
      General................................................15
      Terms of the Senior Secured Credit Facility............15

 INTERESTS OF MANAGEMENT AND OTHERS..........................16

 HISTORICAL AND PRO FORMA CAPITALIZATION.....................18

 SELECTED AND PRO FORMA FINANCIAL DATA.......................19

 CERTAIN CONDITIONS OF THE OFFER.............................22

 THE TENDER OFFER............................................23
      Terms of this Offer....................................23
      Procedure for Tendering Secured Notes..................24
      Payment for Accepted Secured Notes.....................25
      Withdrawal Rights......................................26
      No Proration...........................................26
      Information Agent......................................26
      CIBC Wood Gundy........................................27

      Rauscher Pierce Refsnes, Inc.................................27
      Depositary...................................................27
 DESCRIPTION OF THE COMPANY'S BUSINESS.............................27
      General......................................................27
      Campground Operations........................................27
      Campground Management........................................29
      Resort Operations............................................29
      Contracts Receivable.........................................29
      Financial Information........................................30
      Recent Operating Strategy....................................30
      Management...................................................32
 THE SECURED NOTES.................................................32
      General......................................................32
      Payment Terms and Trading....................................32
      Redemption, Retirement, and Purchase.........................33
      Subsidiary Guarantees........................................33
      Security Interests...........................................34
      Financial Covenants..........................................36
      Limitations on Additional Indebtedness.......................36
      Other Covenants..............................................36
      Events of Default............................................36
      Different Circumstances of Each Series of Secured Notes......37
      Tax Treatment................................................37
 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.........................37
      Sale of Notes Pursuant to this Offer.........................37
      Effect of This Offer Upon the Company........................38
      Non-Tendering Secured Noteholders............................38
      Backup Withholding...........................................38
 LEGAL MATTERS.....................................................39

 AVAILABLE INFORMATION.............................................39

 INFORMATION INCORPORATED BY REFERENCE.............................39

 APPENDIX I--DEFINED TERMS.........................................I-1
 EXHIBIT A - BUSINESS PLAN.........................................A-1
 EXHIBIT B - OPINION OF RAUSCHER PIERCE REFSNES, INC...............B-1
 EXHIBIT C - SUMMARY OF APPRAISALS.................................C-1

 ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR
 ENDED JUNE 30, 1995 (delivered herewith)

 QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
 ENDED MARCH 31, 1996 (delivered herewith)

                                  INTRODUCTION
  PURPOSE OF THIS OFFER

    The purpose of this Offer is to enable the Company to consummate the Restructuring Transaction, which will result in the retirement of all of the Secured Notes and a new capital structure for the Company.

    Since emerging from Chapter 11 proceedings in 1991, the Company has not had sufficient earnings to cover its fixed charges, principally the payment obligations under the Secured Notes. To meet its cash flow deficiencies, the Company has relied primarily upon collections from its portfolio of contracts receivable, which is not being replenished materially. The remaining balances of these contracts receivable, the sale of non-core assets and the continuation of the Company's recently achieved operating cash flow are not expected to be sufficient to meet the principal payment obligations due July 15, 1997 and at maturity under the Secured Notes. Moreover, the resources available to the Company may be insufficient both to meet the continuing operating needs of the Company and to make the mandatory sinking fund and interest payments due on July 15, 1996. Additionally, the Company will not be able to comply with the financial covenants of the Indenture, which have been waived through June 30, 1996, at the September 30, 1996 measurement date.

       The Restructuring Transaction is intended to permit the Company to build upon its successful operating results in fiscal 1996 by providing a new capital structure which is consistent with, and provides the opportunity to achieve, the Company's business plan, which is attached hereto as Exhibit A (the "Business Plan"). The Business Plan contemplates downsizing the Company to a level appropriate to a stable membership base, the collection of the remaining contracts receivable and the sale of non-core assets. Because the Company's membership base is declining at a significant rate, stabilization will require several years and sales significantly in excess of current levels. Moreover, the timing and amount of asset sales cannot be assured. As a consequence, the actual operating results achieved through implementation of the Business Plan are uncertain and may vary significantly from those contemplated by the Business Plan.

  RESTRUCTURING TRANSACTION

       The Restructuring Transaction has been proposed by the Company after discussions with a committee of Secured Noteholders (the "Steering Committee"), Carl Marks Strategic Investments, L.P. (together with its affiliates, "CM Strategic") and CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy"), which has acted as the financial advisor to both the Company and certain Secured Noteholders. The following table summarizes the consideration to be received by Secured Noteholders tendering pursuant to this Offer ("Tendering Noteholders") and by Exchanging Noteholders, in each case per $1,000 in principal amount of Secured Notes.


                                           TENDERING   EXCHANGING
CONSIDERATION                             NOTEHOLDERS  NOTEHOLDERS
- -------------                             -----------  -----------

Cash                                          $740.00      $400.00
Accrued interest                              $ 60.00      $ 60.00
Principal amount of Senior Surbordinated                   $369.00
 PIK Notes
Principal amount of Junior Subordinated                    $ 61.50
 PIK Notes
Common Stock                                                 23 shares

  SUMMARY CAPITALIZATION


    The following table summarizes the capital structure of the Company as of June 30, 1996 (i) estimated without consummation of the Restructuring Transaction and (ii) pro forma for the consummation of the Restructuring Transaction assuming receipt of a $30 million secured term loan and a secured working capital facility and satisfaction of the Minimum Exchange Condition and Minimum Tender Condition.


                                              AS OF JUNE 30, 1996
                                            (DOLLARS IN THOUSANDS)
                                             ESTIMATED   PRO FORMA
                                            -----------  ----------

  Cash                                      $   33,380   $    5,491
                                            ==========   ==========

  Secured Notes, gross                         101,500
     Debt discount                              (7,000)
                                            ----------
  Secured Notes, net                            94,500
  Working Capital Facility
  Term Loan                                                  30,000
  Other mortgages                                  940          940
  Senior Subordinated PIK Notes                              30,000
  Junior Subordinated PIK Notes                               5,000
  Deferred gain on exchange to be
   classified as                                              7,559
     additional subordinated debt under
      FAS 15
  Total debt                                $   95,440   $   73,499
                                            ==========   ==========
  Shares of Common Stock outstanding (1)     3,702,726    5,572,626
                                            ----------   ----------

  -----------------
  (1) Does not include warrants to purchase 494,922 shares of Common Stock and options to purchase 305,000 shares of Common Stock.

  REQUIRED FINANCING AND EXCHANGE


    The Company has proposed terms for a secured term loan and working capital facility to certain financial institutions, but has not yet received a commitment for such financing. The Company has contacted all Secured Noteholders that may be involved in the Exchange Offer, but has not yet received a commitment from any Secured Noteholder. The Company's two largest Secured Noteholders, however, have advised the Company that they support the Restructuring Transaction and intend to exchange their Secured Notes in the Exchange Offer. Consummation of the Restructuring Transaction will require the combined participation of holders of not less than $94.4 million (approximately 92.9%) in aggregate principal amount of the Secured Notes in this Offer and the Exchange Offer.

  EFFECT OF UNSUCCESSFUL RESTRUCTURING

    If the Company's attempt to restructure is unsuccessful, management believes that the resources available to the Company may be insufficient both to meet the continuing operating needs of the Company in accordance with the Business Plan and to make the mandatory sinking fund and interest payments due on July 15, 1996. Under the terms of the Indenture, if the Company fails to make a payment of principal or interest or defaults under the financial covenants, it is prohibited from making withdrawals from its cash accounts except for a one-time withdrawal of up to $5 million, which would be insufficient to meet the business needs of the

  Company during the summer season, the period of highest demand for working capital. Under such circumstances the Company may be forced to seek relief under the United States Bankruptcy Code or attempt to operate at significantly reduced levels and recapitalize or reorganize at a later date. The Company believes that its ongoing operations, particularly collections of contracts receivable and membership dues and sales efforts, will be materially adversely affected by either the commencement of bankruptcy proceedings or continued operations at significantly reduced levels. As a result, there can be no assurance that a bankruptcy reorganization or a later recapitalization or reorganization would not be significantly less favorable to the Secured Noteholders than the proposed Restructuring Transaction.

                           BACKGROUND TO THIS OFFER

  THE COMPANY

    The Company owns and operates through its subsidiaries a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 131,000 members as of March 31, 1996. Through its subsidiaries, the Company also manages timeshare facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 330 recreational facilities. Unless the context otherwise requires, the term the Company includes the Company's subsidiaries.

       The Company's operations in the campground and resort business commenced on June 30, 1991, when the Company acquired 100% of the capital stock of National American Corporation (collectively with its subsidiaries, "NACO") and 69% of the capital stock of Thousand Trails, Inc. (collectively with its subsidiaries, "Trails"). On June 3, 1992, the Company increased its ownership in Trails to 80% through a tender offer. On March 29, 1994, the Company acquired the remaining 20% of the capital stock of Trails in a merger. Prior to acquiring NACO and Trails, the Company purchased contracts receivable generated principally by them from the sale of campground memberships and resort interests on an installment basis. Apart from its debt and equity interests in its subsidiaries, the Company's principal assets consist of these receivables and the cash generated by the receivables and its subsidiaries' operations.

  HISTORY OF FINANCIAL TROUBLES/1991 BANKRUPTCY

       In January 1987, in connection with the formation of the Company and its initial purchase of contracts receivable, the Company publicly issued $149.5 million aggregate principal amount of unsecured senior notes (the "Senior Notes"). From June 1988, the Company, then an indirect wholly-owned subsidiary of Southmark Corp. ("Southmark"), purchased $91.7 million principal amount of publicly traded debt securities of Southmark and $2.5 million principal amount of publicly traded debt securities of a Southmark affiliate (collectively, the "Southmark Debt Securities") for an aggregate purchase price of $52.2 million. Southmark's subsequent financial difficulties and Chapter 11 reorganization caused the Company to realize a loss of $50.1 million on the Southmark Debt Securities. As a result, the Company was faced with a deteriorating financial condition, which led, in part, to the Company's Chapter 11 filing on May 9, 1991. As part of its plan of reorganization, the Company sought to combine its operations with NACO and Trails and acquired control of NACO and Trails during the course of the reorganization proceedings.

    Under its plan of reorganization, effective December 31, 1991, the Company issued $140.9 million in principal amount of Secured Notes and substantially all of the Common Stock to the holders of the Senior Notes and certain other indebtedness. In addition, the Company made certain payments and issued certain securities to the financial advisor of the holders of the Senior Notes and to the former parent of NACO and Trails. The Company either paid all other remaining claims in cash or such claims remained unchanged upon emergence from Chapter 11. Subsequently, on June 12, 1992, the Company issued the Additional Series Notes with an aggregate principal amount of $10.7 million, plus warrants to acquire shares of Common Stock, in exchange for outstanding 14-5/8% subordinated debt of Trails having an aggregate principal amount of $8.8 million that was then in default.

  PRIOR TRANSACTIONS

    After the issuance of the Initial Series Notes in its reorganization and the Additional Series Notes thereafter, the Company was highly leveraged, with outstanding debt of $165 million principal amount as of June 30, 1992, of which $152 million principal amount constituted Secured Notes. Because the results under the business plan upon which the Company was reorganized did not meet expectations, the Company was required to amend the financial covenants to avoid a default under the Indenture, revise its business plan and seek to deleverage. The Company has acquired or redeemed an aggregate $50.6 million principal amount of Secured Notes from time to time and retired $11.0 million principal amount of secured purchase money indebtedness through repayments or the sale or abandonment of unprofitable operations secured thereby.

    On November 6, 1992, the Company repurchased $1.5 million of Secured Notes from a single unrelated seller at a cost of $1.1 million, including accrued interest. On November 20, 1992, the Company repurchased an additional $13.1 million in principal amount of Secured Notes in an auction held by the Resolution Trust Corporation at a cost of $9.0 million, including accrued interest. On March 28, 1994, the Company entered into amendments to the Indenture which modified or eliminated certain financial ratio covenants and modified certain other covenants in the Indenture. Additionally, pursuant to the Indenture amendments, on June 6, 1994, the Company repurchased $10.0 million principal amount of Secured Notes at a cost of $8.5 million, including accrued interest, in a Dutch auction available to all holders of Secured Notes. On June 23, 1995, the Company entered into an amendment to the Indenture that eliminated required compliance with the financial covenants of the Indenture through the June 30, 1996 measurement date. On July 15, 1995, the Company redeemed $18.6 million of Secured Notes at par as mandated by the Indenture. On January 31, 1996, the Company repurchased $7.4 million in principal amount of Secured Notes from unrelated sellers for $5.3 million, including accrued interest.

    The Company has not purchased or sold any Secured Notes during the 40 business days preceding the date hereof. The Company does not know whether any affiliated person, or any associate or subsidiary thereof, including any director or executive officer of any such subsidiary, purchased or sold any Secured Notes during such period. However, members of the Steering Committee and certain other Secured Noteholders have agreed to restrict their trading of the Company's securities. See "Events Leading to Restructuring."

  STABILIZED OPERATIONS BUT NEGATIVE CASH FLOW

    Since reorganizing under Chapter 11 on December 31, 1991, the Company has decreased its annualized operating expenses by $44.1 million (39%), and implemented a program under which certain campground members voluntarily increased their annual dues by an aggregate of $2.1 million. These results are reflective of trends which have become evident since 1991. The campground membership sales that resulted in the Company's substantial contracts receivable portfolio could only be effected at substantial losses due to the sales and marketing costs involved as well as decreasing demand for the membership products the Company then offered. As a consequence, in the spring of 1992, the Company discontinued substantially all of its sales and marketing activities and concentrated on increasing continuing revenues and decreasing continuing expenses. The Company has closed eleven campgrounds and changed other campgrounds to seasonal operations, reduced staff, consolidated its administrative functions, deferred maintenance and reduced service levels.
  The Company has also disposed of certain campgrounds and other non-core assets. However, during this period the Company's membership base declined from 167,000 as of December 31, 1991 to 131,000 as of March 31, 1996. The membership base is expected to decline at the rate of approximately 8% per annum during the balance of fiscal 1996. The Company attributes this continuing decline to its aging membership base, approximately 50% of whom are senior citizens, and the low level of membership sales during the period.

    During fiscal 1996, the Company stabilized its operations, and it presently expects to achieve a positive contribution from operations for the full fiscal year of $4.0 to 4.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Quarterly Report delivered herewith. However, despite these improvements, the Company is still experiencing net losses, excluding nonrecurring and extraordinary items, and overall negative cash flow. Through fiscal 1996, the Company has funded this cash flow deficiency with its cash reserves, asset sales and the collections from the contracts receivable portfolio, which the Company is no longer replenishing materially.

  CURRENT BUSINESS STRATEGY

    The Company's current strategy is to continue to improve its ongoing operations, stabilize its campground membership base through increased sales and marketing efforts, and determine the appropriate level at which ongoing operations can be continued. The Company has conducted an extensive marketing study, has redesigned its membership and other products and developed a sales and marketing operation, appointing a Vice President of Sales and Marketing in 1995. Consistent with this strategy, the Company intends to downsize its business by implementing additional cost reduction measures as its membership base continues to decline. These cost reduction measures will likely include the closure and disposition of additional campgrounds, additional reductions in service levels at certain campgrounds, and decreased general and administrative expenses. The disposition of campgrounds not included in a downsized business will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions. See "Special Considerations - Appraisals/Member Rights." These cost reduction measures, and the possibility of campground dispositions, may adversely affect the collectibility of membership dues and contracts receivable and accelerate the rate at which the Company is losing members.

  REQUIRED RECAPITALIZATION OR REORGANIZATION

    The Company continues to be highly leveraged. At March 31, 1996, the Company had outstanding debt of $103.4 million (excluding trade payables and the discount on the Secured Notes) and an equity deficit of $23.7 million. Since the Company emerged from Chapter 11 proceedings, its earnings have been insufficient to cover its fixed charges. Based upon the Business Plan, the Company believes that its future cash flow will be insufficient to enable it to repay the balance of its outstanding Secured Notes at maturity on July 15, 1998 or to make the mandatory redemption of Secured Notes on July 15, 1997.
  In addition, the resources available to the Company may be insufficient both to meet its continuing operating needs and make the mandatory sinking fund and interest payments due on July 15, 1996. Moreover, the Company presently expects that it will default under the financial covenants in the Indenture for the Secured Notes at the September 30, 1996 measurement date, unless waivers are obtained.

  EVENTS LEADING TO RESTRUCTURING

       During the spring of 1995, the Board of Directors began to consider recapitalization or reorganization alternatives for the Company. The Board of Directors determined that the Company could maximize value for its securityholders by improving its operations, replenishing its campground membership base through increased sales and marketing efforts and downsizing its business to a level at which ongoing operations could be continued. The Board of Directors also determined that the Company should aggressively collect its contracts receivable portfolio and sell or otherwise dispose of assets that are not essential to its ongoing operations. As any downsizing would likely include the closure and disposition of certain campgrounds, the Board of Directors directed the Company's outside legal counsel to review the rights of members at the campgrounds, and the Board obtained appraisals of the Company's campgrounds and undeveloped real estate. See "Special Considerations - Appraisals/Member Rights."

       On May 11, 1995, the Board of Directors appointed William J. Shaw as Chief Executive Officer and President of the Company. Mr. Shaw was provided an employment contract that contains financial incentives for increasing the overall enterprise value of the Company, whether through a recapitalization, reorganization or otherwise. See "Interests of Management and Others." At the same time, the Board of Directors appointed a special committee of independent directors (the "Special Committee") to act in connection with a recapitalization or reorganization of the Company. The Special Committee was formed, in part, because Andrew M. Boas is a member of the Board of Directors and his affiliate, CM Strategic, is the beneficial owner of approximately 45.5% of the Common Stock and $22.9 million principal amount of Secured Notes, representing approximately 21.6% of the outstanding Secured Notes.

    Between May 1995 and March 1996, the Company continued to concentrate its efforts on reducing its operating expenses and refining its sales and marketing plans. This reflected a judgment that stabilized operations are central to the realization of value from continuing operations as well as the realization of additional value through the collection of the Company's contracts receivable portfolio and the potential recoveries available from asset sales through downsizing the business.

    Effective as of March 19, 1996, with the consent of certain Secured Noteholders representing approximately 64.5% in aggregate principal amount of the Secured Notes, the Company retained CIBC Wood Gundy as financial advisor to advise the Company and these Secured Noteholders on recapitalization and reorganization alternatives for the Company.

    On April 3, 1996, representatives of the Company and CIBC Wood Gundy met with certain Secured Noteholders, representing in excess of 50% in principal amount of Secured Notes, and the Trustee for the Secured Notes. At the meeting, management presented an overview of the Company's business objectives and strategy and recent financial performance. Certain Secured Noteholders then excused themselves from the meeting and management presented certain projected operating results of the Company to the Steering Committee. The projected results presented are reflected in the Business Plan. The members of the Steering Committee are SC Fundamental, Inc. (together with its affiliates, "SC Fundamental") (representing 20.6% outstanding principal amount), National Bank of Canada (representing 7.5% outstanding principal amount) and IAT Reinsurance Syndicate, Ltd. (representing 3.4% outstanding principal amount).

    On May 1, 1996, at a meeting of the Board of Directors, CIBC Wood Gundy made a presentation regarding the Company's recapitalization and reorganization alternatives. In its presentation, CIBC Wood Gundy reviewed the factors affecting the Company's current business strategy, including its assumptions regarding the Company's core business, contracts receivable and assets sales, and the factors affecting the value of the Company, including the recent stabilization of the core business and the nature of growth opportunities.

    At the meeting, CIBC Wood Gundy recommended a preliminary restructuring plan involving the delivery of cash, subordinated debt and common and/or preferred equity to the Secured Noteholders to retire all of the Secured Notes outside of a Chapter 11 proceeding. The CIBC Wood Gundy recommendation took into account the possibility that the Company's stabilized operations in fiscal 1996 and the Business Plan could permit the Company to raise commercial debt to refinance the Secured Notes in part as well as a working capital facility, the cash potentially available for payment to Secured Noteholders, the advantages of preserving the

  Company's net operating loss carryforwards and the limitations on making capital stock available to Secured Noteholders so as to avoid jeopardizing such tax loss carryforwards. The Business Plan, which provides the primary assumptions upon which CIBC Wood Gundy's recommendations were based, contemplates operating a downsized campground system, with cash flow enhanced by contracts receivable collections and asset sales as the Company seeks to stabilize its membership base through its new sales and marketing efforts. In the view of management, the success of the Business Plan requires continuation of the positive operating results first achieved in fiscal 1996, significant increases in membership sales beyond current levels, the successful disposition of the campgrounds and other properties not included in the ongoing operations, reduced leverage and elimination of uncertainties regarding the Company's financial stability. Although realization of the Business Plan involves significant uncertainties, the Board of Directors believes that it represents the best approach to realize value for the securityholders of the Company.

    The preliminary restructuring plan is also consistent with the judgment of management that the sale or liquidation of the Company would likely result in lesser recoveries for the Company's securityholders. Central to this judgment is the impact of the rights of members at the campgrounds. The Company believes that value over the period addressed by the Business Plan will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, where 29 of the Company's campgrounds are located, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. Moreover, all of the campground mortgages that secure the Secured Notes contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds will likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in significant numbers will also likely be limited. Moreover, the impact of addressing member rights in a proceeding under the United States Bankruptcy Code is uncertain and could adversely affect the implementation of, and the recoveries that may be available to Secured Noteholders from, such a proceeding.

       Throughout the first half of May 1996, CIBC Wood Gundy held discussions with the members of the Steering Committee to determine the outlines of an acceptable restructuring plan. In mid-May CIBC Wood Gundy determined that the Steering Committee members and CM Strategic were receptive to exchanging their Secured Notes for some combination of cash (including accrued interest), newly issued senior subordinated notes and Common Stock. However, because consummation of such a restructuring prior to the July 15, 1996 mandatory sinking fund payment precluded registration of securities under applicable federal and state securities laws, the package of cash and securities could be offered only to those Secured Noteholders the Company had reason to believe were "accredited investors" as defined in Regulation D ("Accredited Investors") under the Securities Act of 1933, as amended (the "Securities Act"), and could be approached without a general solicitation. The Company determined to offer all other Secured Noteholders only cash.

       On May 24, 1996, the Special Committee met with management to discuss CIBC Wood Gundy's recommendations and discussions with the Steering Committee and CM Strategic. At such meeting, the Special Committee considered alternatives that did not involve issuing additional equity or obtaining additional funding, as well as the possibility of effecting the plan through a Chapter 11 proceeding or of attempting to pay the July 15, 1996 sinking fund payment on the Secured Notes and pursuing a recapitalization or reorganization at a later date. The Special Committee approved pursuing the preliminary restructuring plan. It also authorized retaining Rauscher Pierce Refsnes, Inc. ("RPR") to advise the Special Committee in connection with the contemplated transaction. RPR was retained after the meeting. RPR had previously served as an advisor to directors of Trails in the transactions under which the Company purchased the minority stockholder interests in Trails.

    By May 28, 1996, CIBC Wood Gundy had identified and begun contacting potential Exchanging Noteholders who were not affiliated with the Company or members of the Steering Committee. All such Secured Noteholders were contacted prior to the date of this Offer. Some, however, were unwilling to receive the terms of the Exchange Offer until such time as it had been publicly announced. None of such Secured Noteholders has committed to participation in the Exchange Offer as of the date of this Offer, although CM Strategic and SC Fundamental have advised the Company of their intent to exchange their Secured Notes in the Exchange Offer.

    On May 31, 1996, the Special Committee met to consider the potential terms of an exchange with certain Secured Noteholders as part of the Restructuring Transaction. At such meeting, the Special Committee received an oral report of RPR concerning the fairness from a financial point of view of the transaction then under discussion to the holders of Common Stock and the estimated range of potential values of the exchange consideration then under discussion. Immediately after the meeting, the Board of Directors met to review the status of discussions concerning the Restructuring Transaction. At the Board meeting, CIBC Wood Gundy reviewed the comments it had received from members of the Steering Committee as well as other potential Exchanging Noteholders and its recommendation as to the amount and terms of the Exchange Consideration, including its recommendation that the Company consider providing debt or equity to the Exchanging Noteholders in addition to that previously contemplated. Subsequently, the Company and CIBC Wood Gundy met with representatives of the Steering Committee and CM Strategic to discuss additional consideration.

    On June 3, 1996, the Special Committee met to consider the Restructuring Transaction. At the beginning of the meeting, the Special Committee discussed with Mr. Boas, among other things, the position of CM Strategic with respect to the proposed transaction and the Company's alternatives. After Mr. Boas departed, the Special Committee received management's recommendation as to the terms of the contemplated restructuring, all of which are reflected in the Restructuring Transaction. The Special Committee then received an oral opinion from RPR that (i) the Restructuring Transaction is fair from a financial point of view to the holders of Common Stock and (ii) that the Purchase Price is reasonably equivalent to the Exchange Consideration. A copy of the written report setting forth the latter conclusion is attached hereto as Exhibit B. In rendering its opinion, RPR, among other things: (i) reviewed this Offer to Purchase; (ii) reviewed certain publicly available information relating to the Company; (iii) discussed the Company's historical and current operations, financial condition and future prospects and reviewed the Business Plan; (iv) reviewed historical market prices for the Common Stock and the Secured Notes; (v) reviewed certain financial and market data for the Company and compared such information with similar information for certain publicly traded companies that RPR deemed comparable to the Company; (vi) performed certain discounted cash flow analyses of the Company's contracts receivable portfolio, non-core assets to be sold and net operating loss carryforwards as presented in the Business Plan; (vii) reviewed certain financial and market data for publicly traded high-yield debt instruments that RPR deemed comparable to the debt included in the Restructuring Transaction; and (viii) performed such other analyses and investigations and considered such other factors as RPR deemed appropriate. The Special Committee then unanimously approved recommending the Restructuring Transaction to the Board of Directors.

    On June 3, 1996, the Board of Directors met to consider the Restructuring Transaction. The Board reviewed the transaction and the state of negotiations with the potential Exchanging Noteholders. The Special Committee provided its recommendation of the Restructuring Transaction to the Board of Directors.
  The Board then unanimously approved the Restructuring Transaction with Mr. Boas abstaining due to the ownership of Secured Notes by his affiliate, CM Strategic. The principal factors identified by the Board of Directors in its approval of the Restructuring Transaction were the following: (i) that a Chapter 11 proceeding entails significant risk of deterioration in the business, especially the increased sales and marketing efforts, and collection of dues and contracts receivable, that are central to the Business Plan; (ii) that a depletion of significant amounts of working capital to make the July 15, 1996 sinking fund payment on the Secured Notes involves significant risks to the Company's liquidity and does not address the Company's long-term need for a new capital structure consistent with the Business Plan; (iii) that the cash available to the Company for distribution to Secured Noteholders is limited; (iv) that the Company must significantly reduce its leverage; (v) that the Company's tax loss carryforwards are significant and should not be jeopardized; and (vi) that the uncertainties inherent in the Business Plan may affect the Secured Notes as well as the securities portion of the Exchange Consideration.

    As of the date hereof, the Steering Committee has not endorsed the Purchase Price or the Exchange Consideration. However, CM Strategic and SC Fundamental have advised the Company that they support the Restructuring Transaction and intend to exchange their Secured Notes in the Exchange Offer.

                             SPECIAL CONSIDERATIONS

    In determining whether to tender its Secured Notes in this Offer, a Secured Noteholder should take into consideration the information described below in addition to the information included elsewhere or incorporated by reference in this Offer to Purchase.

  SPECIAL COMMITTEE APPROVAL

    The Special Committee recommended this Offer to the Board of Directors based, in part, upon the conclusion of RPR that the Purchase Price is reasonably equivalent to the Exchange Consideration. There can be no assurance, however, as to the actual value of the Exchange Consideration. Neither the Company nor RPR evaluated the adequacy of the total consideration to be received by the Secured Noteholders in the Exchange Offer or pursuant to this Offer from the point of view of the Secured Noteholders. To the contrary, RPR and the Special Committee evaluated the financial fairness of the Common Stock component of the Exchange Consideration from the point of view of the Company's stockholders.

  LIMITED CASH AVAILABILITY

    The Board of Directors approved the Purchase Price after discussions with the members of the Steering Committee and certain other potential Exchanging Noteholders, including CM Strategic, with the assistance of CIBC Wood Gundy. These discussions, among other things, recognized a limitation as to the maximum amount of cash available for payment to Secured Noteholders not included in the Exchange Offer, whether from the Company's cash or the receipt of additional debt financing. In such discussions, CIBC Wood Gundy was advising both the Company and the Steering Committee and was not retained to act solely from the perspective of any of the Secured Noteholders.

  HISTORICAL PRICES

    The Secured Notes are not listed or quoted on a recognized exchange or quotation system and, according to information received by the Company, are infrequently traded. From this information, the Company believes recent bid prices for the Secured Notes have been in the range of $700 to $740 per $1,000 of principal amount. There can be no assurance that these bids are accurate indications of prices available to willing sellers. The Company believes such prices may not have been effectively available to non-institutional investors because of related transaction costs. A Tendering Noteholder will not incur brokerage commissions in tendering pursuant to this Offer.

    The Common Stock does not trade every day, and the trading volume is often small. The following bid quotations are as quoted through the NASD OTC Bulletin Board and the National Quotation Bureau's Pink Sheets. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Since July 1, 1994, the highest closing bid quotation per share of Common Stock was $1.75. On May 31, 1996, the closing bid quotation per share of Common Stock was $.375.

  CURRENT BUSINESS PLAN

    The following summary is derived from the Business Plan after giving effect to the Restructuring Transaction (assuming satisfaction of the Minimum Tender Condition and the Minimum Exchange Condition) and the Senior Secured Credit Facility. The Business Plan should be read in its entirety in conjunction with the financial statements of the Company set forth in its Annual Report on Form 10-K for the year ended June 30, 1995 (the "Annual Report") and Quarterly Report on Form 10-Q for the Nine Months ended March 31, 1996 (the "Quarterly Report") delivered with this Offer to Purchaser, as the Business Plan forms the primary assumptions upon which the Board of Directors and its advisors formulated the Restructuring Transaction.

                             BUSINESS PLAN SUMMARY

                            (DOLLARS IN THOUSANDS)


                                                             YEAR ENDING JUNE 30,
                                             1996      1997      1998      1999      2000      2001

Revenues                                  $74,418   $72,965   $77,693   $82,689   $88,475   $92,850
Expenses (excluding G&A)                   58,249    55,170    58,814    63,230    67,044    70,104
General & Administrative Expenses          12,128    11,365    11,148    10,966    10,903    11,180
                                          -------   -------   -------   -------   -------   -------
EBIT (1)                                    4,041     6,430     7,731     8,493    10,528    11,566
Plus: Depreciation and Amortization         2,340     2,634     2,658     2,789     2,807     2,901
                                          -------   -------   -------   -------   -------   -------
EDITDA (2)                                  6,381     9,064    10,389    11,282    13,335    14,467
Plus: Collections on Contracts             15,600     9,383     5,964     4,085     2,842     2,286
 Receivable (3)
Plus: Proceeds from Asset Sales, Net        7,500     7,420     4,964     3,238     2,241         0
Less: Capital Expenditures                 (1,703)   (2,300)   (2,300)   (2,800)   (2,800)   (2,800)
Less: Decrease (Increase) in Working
 Capital                                  -------   -------   -------   -------   -------   -------
                                           (6,378)   (3,052)   (2,440)   (2,101)   (1,539)   (1,202)
   and Other                              -------   -------   -------   -------   -------   -------
Cash Flow Available for Debt Service (4)  $21,400   $20,515   $16,577   $13,704   $14,079   $12,751
                                          -------   -------   -------   -------   -------   -------

- ------------
(1) Represents earnings before interest income, interest expense and taxes. Excludes non-recurring income, gains on asset sales and extraordinary items.

(2) Represents earnings before interest income, interest expense, taxes, depreciation and amortization, excluding the same items as note (1) above.

(3) Includes principal and interest payments on contracts receivable.

(4) Equal to EDITDA plus collections of principal and interest on contracts receivable and net proceeds from asset sales, less capital expenditures and increases in working capital.

    The Company's projected results under the Business Plan are not historical, except in the case of the first three quarters included in fiscal 1996, and involve significant risks and uncertainties. The Company's future results of operations and financial condition may differ materially due to several factors, including but not limited to the Company's continued ability to control costs, its ability to implement its sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the actual timing and completion of planned asset sales, the actual collection experience of the Company's contracts receivable, future interest rates and the other factors affecting the Business Plan as set forth in this Offer to Purchase and the Annual Report and Quarterly Report delivered with this Offer to Purchase. Accordingly, such projections are not necessarily indicative of the future performance of the Company and should not be regarded as representations that such results will be achieved.

  APPRAISALS/MEMBER RIGHTS

       During 1995, the Company obtained appraisals (the "Appraisals") of its campgrounds and undeveloped real estate. The Appraisal results are summarized in Exhibit B hereto. With respect to the Company's campgrounds, the Appraisals assumed that the campgrounds could be sold individually without the encumbrance of members' rights. However, because of the material impact of members' rights, the Company believes that the Appraisals substantially overstated the value that could be obtained from the campgrounds in the near term, except in the case of the limited sales of campgrounds contemplated by the Business Plan. The Company believes that it is reasonably able to sell, without any material adverse effect from members' rights, (i) the five campgrounds currently held for disposition under the Business Plan, which have an appraised value of approximately $2.3 million, and (ii) other unspecified campgrounds that are included for disposition in the Business Plan, which have an appraised value of $8.9 million, although there can be no assurance that these appraised values will be realized. The Company believes, however, that the balance of the Appraisals, which totaled approximately $118.7 million, substantially overstated the value that could be obtained from the remaining campgrounds because the Appraisals did not reflect the continued use of the campgrounds as part of a membership camping system or the material impact of the encumbrance of members' rights. The book value of these campgrounds was $39.0 million as of March 31, 1996.

    The Company believes that value over the period addressed by the Business Plan will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, where 29 of the Company's campgrounds are located, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. Moreover, all of the campground mortgages that secure the Secured Notes contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds in addition to those contemplated by the Business Plan will likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in such significant numbers will also likely be limited. Moreover, the impact of members' rights in a Chapter 11 proceeding is uncertain and could adversely affect the implementation of, and the recoveries that may be available to Secured Noteholders from, such a proceeding.

  LIMITED REDEMPTION

    The Secured Notes held by a non-Exchanging Noteholder who also elects not to tender in this Offer will be redeemed at 100% principal amount plus accrued interest to the date of redemption if the Minimum Tender Condition and the other conditions of the Restructuring Transaction are satisfied. If less than 12.8% in aggregate principal amount of Secured Notes are tendered in this Offer, however, this Offer and the Restructuring Transaction will not be consummated.

  EFFECT OF UNSUCCESSFUL RESTRUCTURING

    If the Company's attempt to restructure is unsuccessful, management believes that the resources available to the Company may be insufficient both to meet the continuing operating needs of the Company in accordance with the Business Plan and to make the mandatory sinking fund and interest payments due on July 15, 1996. Under the terms of the Indenture, if the Company fails to make a payment of principal or interest or defaults under the financial covenants, it is prohibited from making withdrawals from its cash accounts except for a one-time withdrawal of up to $5 million, which would be insufficient to meet the business needs of the Company during the summer season, the period of highest demand for working capital. Under such circumstances the Company may be forced to seek relief under the United States Bankruptcy Code or attempt to operate at significantly reduced levels and recapitalize or reorganize at a later date. The Company believes that its ongoing operations, particularly collections of contracts receivable and membership dues and sales efforts, will be materially adversely affected by either the commencement of bankruptcy proceedings or continued operations at significantly reduced levels. As a result, there can be no assurance that a bankruptcy reorganization or a later recapitalization or reorganization would not be significantly less favorable to the Secured Noteholders than the proposed Restructuring Transactions.

                     TERMS OF THE RESTRUCTURING TRANSACTION

  GENERAL

       The purpose of the Restructuring Transaction is to retire the Secured Notes and to create a capital structure for the Company consistent with the Business Plan. Under the terms of the Restructuring Transaction, the Company is seeking to exchange with the Exchanging Noteholders, each of whom will represent to the Company that it is an Accredited Investor, their Secured Notes for a combination of cash, newly issued Senior Subordinated PIK Notes, newly issued Junior Subordinated PIK Notes and Common Stock (the "Exchange Consideration"). As of the date hereof, the Company had contacted all of the Secured Noteholders that may be involved in the Exchange Offer. The Company has not yet received a binding commitment from any Secured Noteholder with respect to the Exchange Offer, although CM Strategic and CS Fundamental have advised the Company that they support the Restructuring Transaction and intend to exchange their Secured Notes in the Exchange Offer.

    The Company is offering to purchase the remaining Secured Notes on the terms and conditions stated in this Offer to Purchase. Simultaneously with the consummation of this Offer and the Exchange Offer, it is the Company's intention to call for redemption or otherwise defease all untendered and unexchanged Secured Notes. Upon consummation of the Restructuring Transaction, all of the Secured Notes will be retired. The exchanges, purchases and redemption or defeasance of the Secured Notes are conditioned on one another and are intended to be effected simultaneously, and no exchange, purchase, or redemption or defeasance of the Secured Notes will be effected unless all exchanges and purchases and the redemption or defeasance is effected.

    To finance certain of its cash requirements in connection with the Restructuring Transaction, including the payment of related expenses, the Company is seeking a $40 million Senior Secured Credit Facility. This facility will be senior to the Senior Subordinated PIK Notes and the Junior Subordinated PIK Notes included in the Exchange Consideration, will be secured by substantially all of the assets of the Company and may preclude cash payments on the Senior Subordinated PIK Notes and Junior Subordinated PIK Notes until a substantial portion of the Term Loan is retired. The Company does not currently have a commitment from any lender with respect to the Senior Secured Credit Facility. See "Source and Amount of Funds."

  EXCHANGE OFFER

       Assuming that $81.3 million in principal amount of Secured Notes are exchanged in the Exchange Offer, Exchanging Noteholders will receive in the aggregate $32.5 million in cash, $30 million in principal amount of newly issued Senior Subordinated Pay-In-Kind Notes due 2003 (the "Senior Subordinated PIK Notes"), $5 million in principal amount of newly issued Junior Subordinated Pay-In-Kind Notes due 2011 (the "Junior Subordinated PIK Notes") and 1,869,900 shares of the Company's common stock, $.01 par value per share (the "Common Stock") representing approximately 33.5% of the outstanding Common Stock (after giving effect to the Restructuring Transaction). Accrued interest through July 15, 1996 will be paid in cash. The aggregate Exchange Consideration will be exchanged in a ratio of $400.00 in cash, $369.00 in principal amount of Senior Subordinated PIK Notes, $61.50 in principal amount of Junior Subordinated PIK Notes and 23 shares of the Company's Common Stock for each $1,000 in principal amount of Secured Notes. As a condition to the Exchange Offer, each Exchanging Noteholder will be required to agree not to tender the Secured Notes held by it pursuant to this Offer but only to exchange the Secured Notes held by it pursuant to the Exchange Offer.

    Senior Subordinated PIK Notes. The Senior Subordinated PIK Notes will bear interest at 12% per annum, payable semi-annually on each January 15 and July 15, in cash or additional Senior Subordinated PIK Notes, at the Company's option for a period of approximately four years, and in cash thereafter. The interest rate on the Senior Subordinated PIK Notes will be subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement described below. The Senior Subordinated PIK Notes will have a stated maturity of July 15, 2003. The Company may, from time to time, redeem any or all of the Senior Subordinated PIK Notes at 100% of the outstanding principal amount thereof, plus accrued interest. The Senior Subordinated PIK Notes will be senior subordinated obligations of the Company and will rank subordinate in right of payment to the Senior Secured Credit Facility. At the time of issuance, it is anticipated that there will be up to $30 million of senior indebtedness under the Senior Secured Credit Facility, and that such facility will preclude the payment of cash interest on the Senior Subordinated PIK Notes until a substantial portion of the Term Loan is retired. See "Source and Amount of Funds." The Senior Subordinated PIK Notes will rank senior to substantially all other existing and future indebtedness of the Company. At such time as the Senior Secured Credit Facility is retired, the Senior Subordinated PIK Notes will become secured by all assets previously securing the Senior Secured Credit Facility, but excluding those assets securing any Working Capital Facility. Unless the holders of the Senior Subordinated PIK Notes waive the requirement, the Company will be required to offer to purchase all outstanding Senior Subordinated PIK Notes at 101% of outstanding principal amount, plus accrued interest, upon a change in control of the Company. The Senior Subordinated PIK Notes will be guaranteed on a senior subordinated basis by substantially all of the Company's subsidiaries. The Senior Subordinated PIK
  Note indenture will contain limitations on incurrence of additional debt, restricted payments, restrictions on distributions from subsidiaries, sale and leaseback transactions, transactions with affiliates, limitations on liens and limitations on merger and consolidations.

    Junior Subordinated PIK Notes. The Junior Subordinated PIK Notes will bear interest at 12% per annum, payable semi-annually on each January 15 and July 15, in cash or additional Junior Subordinated PIK Notes, at the option of the Company. The interest rate on the Junior Subordinated PIK Notes will be subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement described below. The Junior Subordinated PIK Notes will have a stated maturity of July 15, 2011. The Company may, from time to time, redeem any or all of the Junior Subordinated PIK Notes at 100% of the outstanding principal amount thereof, plus accrued interest. The Junior Subordinated PIK Notes will be junior subordinated obligations of the Company and will rank subordinate in right of payment to the Senior Secured Credit Facility, the Senior Subordinated PIK Notes and substantially all other existing and future indebtedness of the Company. The Junior Subordinated

  PIK Notes will be unsecured. The Junior Subordinated PIK Note indenture will contain no financial covenants and substantially no limitations on the Company's operations.

    Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on any matter submitted to a vote at any meeting of the stockholders. Directors are elected by a plurality of the votes cast at the election. Generally, any matter submitted for the approval of the stockholders must receive the affirmative vote of the holders of a majority of all the shares represented at a meeting at which a quorum is present.
  However, the affirmative vote of holders of shares representing a majority of the votes entitled to be cast are required to approve any amendment to the Company's Restated Articles of Incorporation or to approve any merger, consolidation, or dissolution of the Company, or any sale, lease, or exchange of all or substantially all of the assets of the reorganized Company.

       In addition to the voting requirements specified by applicable law, the Company's Restated Articles of Incorporation require the affirmative vote of 66-2/3% of the outstanding shares of Common Stock prior to the consummation of certain "going private" transactions or other transactions that result in certain changes of control of the Company for consideration less than the fair market value of such shares at the time of issuance, unless such shares are issued or sold (i) in an underwritten public offering pursuant to an effective registration statement filed under the Securities Act, (ii) ratably to the existing holders of the Company's capital stock or (iii) in connection with benefit programs maintained for employees, officers, or directors of the Company, which programs have been approved by the shareholders of the Company. Under certain circumstances, the Nevada General Corporation Law (the "NGCL") would restrict the voting rights of persons who acquire capital stock of the Company without the consent of the Board of Directors and does limit the ability of such persons, or persons associated or affiliated with them, from entering into certain business combinations, as defined in the NGCL, with the Company or its subsidiaries.

    The Restated Articles of Incorporation of the Company do not contain a provision permitting cumulative voting for the election of directors. The holders of more than 50% of the Common Stock voting upon the election of directors, therefore, may be able to elect all of the directors to be elected at the meeting. The directors of the Company are elected annually and serve for terms of one year and until their successors are elected and qualified.

    Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the board of directors from funds legally available for that purpose. Since inception the Company has not paid any dividends. Moreover, upon consummation of the Restructuring Transaction and subject to certain exceptions, the Company will not pay any dividends until the Senior Secured Credit Facility, the Senior Subordinated PIK Notes and the Junior Subordinated PIK Notes are repaid.

    Registration Rights. Pursuant to a Registration Rights Agreement, the Company will be required to file a registration statement under the Securities Act with respect to the Senior Subordinated PIK Notes, Junior Subordinated PIK Notes and the Common Stock. The registration statement would permit public trading of the Senior Subordinated PIK Notes, Junior Subordinated PIK Notes and the Common Stock, subject to any limitations imposed by applicable state securities laws.

    THE FOREGOING DESCRIPTION OF THE EXCHANGE OFFER AND OTHER REFERENCES TO THE EXCHANGE OFFER IN THIS OFFER TO PURCHASE ARE FOR INFORMATIONAL PURPOSES ONLY. SECURED NOTEHOLDERS WHO ARE POTENTIAL EXCHANGING NOTEHOLDERS HAVE BEEN CONTACTED PRIOR TO THE DISTRIBUTION OF THIS OFFER. NO OTHER SECURED NOTEHOLDERS WILL BE CONTACTED WITH RESPECT TO THE EXCHANGE OFFER. THIS OFFER DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE EXCHANGE CONSIDERATION TO BE ISSUED IN CONNECTION WITH THE EXCHANGE OFFER, WHICH WILL ONLY BE OFFERED OTHERWISE BY THE COMPANY TO THE EXCHANGING

  NOTEHOLDERS ABSENT REGISTRATION UNDER OR AN AVAILABLE EXEMPTION FROM THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

  REDEMPTION

     Simultaneously with the successful consummation of this Offer and the Exchange Offer, all unexchanged and untendered Secured Notes will be redeemed effective on the July 15, 1996 mandatory redemption date, at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. Assuming that only the Minimum Tender Condition and the Minimum Exchange Condition are satisfied, approximately $7.2 million in principal amount of Secured Notes would be redeemed. Interest through July 15, 1996 will be paid to holders of record of the Secured Notes as of July 1, 1996. If any Secured Note is transferred after July 1, 1996, no interest will be paid to the transferee. Exchanging Noteholders and Secured Noteholders whose Secured Notes are tendered and accepted in this Offer will not participate in such redemption.

  EFFECT ON STOCKHOLDERS

     The Restructuring Transaction does not contemplate any action on the part of the stockholders of the Company. However, upon consummation of the Restructuring Transaction and issuance of the Common Stock contemplated by the Exchange Offer, the Common Stock currently outstanding will be significantly diluted. Assuming satisfaction of the Minimum Exchange Condition, holders of Common Stock who are not also Exchanging Noteholders receiving Common Stock would be reduced from approximately 40.0% of outstanding Common Stock to 26.6% of the outstanding Common Stock. Exchanging Noteholders would receive shares representing 33.5% of the outstanding Common Stock. The beneficial ownership of CM Strategic, the Company's largest stockholder, will be reduced from approximately 45.5% to 41.4% of the outstanding Common Stock. See "Interests of Management and Others." RPR has determined that the Restructuring Transaction is fair from a financial point of view to the common stockholders of the Company. See "Background to this Offer."

                           SOURCE AND AMOUNT OF FUNDS

  GENERAL

    The maximum amount required by the Company to purchase the Secured Notes pursuant to this Offer, to consummate the Exchange Offer and to redeem the untendered and unexchanged Secured Notes, and for related fees and expenses, is approximately $57.9 million. The Company estimates that it will have available approximately $27.9 million from its working capital to be used in connection with the Restructuring Transaction. The Company has circulated a confidential memorandum seeking the additional commercial debt financing required to consummate the Restructuring Transaction on substantially the terms and conditions set forth herein.

  TERMS OF THE SENIOR SECURED CREDIT FACILITY

       If such financing can be obtained on the terms contemplated by the confidential memorandum, such financing will consist of a $40 million senior secured credit facility consisting of a $10 million working capital facility (the "Working Capital Facility") and a $30 million senior secured term loan (the "Term Loan") and, together with the Working Capital Facility, the "Senior Secured Credit Facility") with substantially the following terms. The Working Capital Facility and Term Loan will mature three years from the date of consummation of the Restructuring Transaction. As collateral for the Senior Secured Credit Facility, the lender will receive a perfected first priority security interest in substantially all of the Company's assets, including, but not limited to, the campgrounds (subject to non-disturbance provisions protecting the rights of members), contracts receivable, non-core assets and inventory. The Senior Secured Credit Facility will rank senior to substantially all other debt of the Company and its subsidiaries. All of the Company's obligations under the Senior Secured Credit Facility will be unconditionally guaranteed by each of the Company's material subsidiaries.

    The Company will be required to use all Excess Cash Flow on each interest payment date to repay amounts outstanding under the Term Loan. At such time as certain financial tests in the Senior Secured Credit Facility have been met, the Company may use a portion of Excess Cash Flow to repurchase Senior Subordinated PIK Notes. Excess Cash Flow will be defined as a percentage of cash provided by operating activities, less capital and HUD-related expenditures and payments on notes and mortgages senior to the Senior Secured Credit Facility, plus net proceeds from asset sales as reflected on the Company's consolidated statements of cash flows. Any outstanding amounts on the Senior Secured Credit Facility remaining unpaid will be due in full at maturity. The Working Capital Facility and Term Loan will be prepayable at any time.

    The Senior Secured Credit Facility will include customary covenants, including, but not limited to, limitations on additional debt, maintenance of debt service coverage, limitations on capital expenditures, limitations on restricted payments, change of control covenants, limitations on acquisitions, limitations on mergers and consolidations, and limitation on liens. Failure to maintain any of the above covenants will be deemed an event of default under the Senior Secured Credit Facility.

                       INTERESTS OF MANAGEMENT AND OTHERS

       Certain holders of Secured Notes who participated in the formulation of the Restructuring Transaction are also holders of significant amounts of Common Stock. CM Strategic, including its affiliate, Mr. Boas, who is a director of the Company, beneficially owns an aggregate of 45.5% of the outstanding Common Stock. CM Strategic also beneficially owns $22.9 million in principal amount of Secured Notes, representing approximately 21.6% of the outstanding aggregate principal amount of Secured Notes. CM Strategic has advised the Company of its intention to exchange its Secured Notes in the Exchange Offer and not to participate in this Offer. In addition, SC Fundamental, which is also on the Steering Committee, beneficially owns an aggregate of 17.5% of the outstanding Common Stock and $20.9 million principal amount of the Secured Notes, representing approximately 20.6% of the outstanding aggregate principal amount of the Secured Notes. SC Fundamental has also advised the Company of its intention to exchange its Secured Notes in the Exchange Offer and not to participate in this Offer. In order to participate in the Exchange Offer and receive the Exchange Consideration in compliance with certain provisions of the NGCL, SC Fundamental will be required to reduce its ownership of Common Stock to less than 10% of the outstanding Common Stock. SC Fundamental is expected to attempt to do so. If SC Fundamental is unable to do so, the Minimum Exchange Condition may not be satisfied. CM Strategic has expressed interest in acquiring Common Stock which SC Fundamental may dispose of.

    Mr. Shaw has an employment agreement with the Company that entitles him to receive a one-time bonus equal to 4% to 6% of the amount by which the aggregate market value of the Company's outstanding securities exceeds $75 million at the time he elects to receive the bonus. Mr. Shaw's right to receive such bonus is currently 75% vested, and the Company has accrued $800,000 therefor. The Restructuring Transaction will have an adverse effect on Mr. Shaw's bonus and, as a result, the Board of Directors and Mr. Shaw are presently negotiating an amendment to Mr. Shaw's employment agreement that will ensure that he receives the material benefit of his original agreement.

    There are currently outstanding options to purchase 305,000 shares of Common Stock granted under the Company's 1991 Employee Stock Incentive Plan, 1993 Stock Option and Restricted Stock Purchase Plan and 1993 Director Stock Option Plan at exercise prices ranging from $.59 to $2.75 per share, representing approximately 7.6% of the outstanding Common Stock (after giving effect to the exercise thereof). The Company granted 95,000 of these options on May 1, 1996 at an exercise price of $.59 per share, representing the fair market value of the Common Stock on such date, contingent upon the termination of an equal number of existing options held by the employees involved that were granted in 1992 with an exercise price of $2.50 per share. After giving effect to the Restructuring Transaction, the options outstanding under these plans will represent approximately 5.2% of such outstanding Common Stock. Management has requested that options to purchase additional shares of Common Stock be made available to key employees of the Company, including management, after the Restructuring Transaction. The Board of Directors has yet to act upon management's request.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

       The following table sets forth the historical capitalization of the Company at March 31, 1996 and the pro forma capitalization of the Company immediately following implementation of the Restructuring Transaction, assuming it occurred on July 1, 1994, the first day of the most recent full fiscal year, and assuming satisfaction of the Minimum Tender Condition and Minimum Exchange Condition. This table should be read in conjunction with the pro forma financial data set forth in "Selected and Pro Forma Financial Data." For a summary of the capitalization of the Company after giving effect to the Restructuring Transaction, see "Introduction - Summary Capitalization."


                                                  MARCH 31, 1996
                                          ----------------------------
                                           HISTORICAL     PRO FORMA
                                          -------------  ------------
                                          (UNAUDITED, IN THOUSANDS)
Secured Notes (due July 15, 1998;             $101,454
 $18,599,000 currently
   redeemable on each of July 15, 1996
    and 1997), gross
Secured Notes, discount (1)                     (8,163)
                                              --------
Secured Notes, net                              93,291
Senior Secured Credit Facility
Real estate mortgages (due through June 2009)    1,923      $  1,923
Senior Subordinated PIK Notes, at face                        30,000
Additional Senior Subordinated PIK Notes                       5,309
Subordinated debt, FAS 15 (2)                                  5,603
Junior Subordinated PIK Notes                                  5,000
Additional Junior Subordinated PIK Notes                       1,312
                                                            --------
Total Borrowings                                95,214        49,147
Preferred stock, $.01 par value,
 1,500,000 shares authorized,
  none issued and outstanding
Common Stock, $.01 par value,
 15,000,000 shares
   authorized, 3,702,726 shares issued              37            56
    and outstanding,
   5,572,626 pro forma as adjusted (3)
Additional paid-in capital                      17,549        19,381
Accumulated deficit                            (41,138)      (25,981)
Total Stockholders' Deficit                    (23,798)       (6,544)
                                              --------      --------
Total Capitalization                          $ 71,539      $ 42,603
                                              ========      ========
- ---------

(1) In accordance with generally accepted accounting principles, the Company recorded a discount to the principal amount of the Secured Notes when it issued them because the market yield on the Secured Notes significantly exceeded their stated interest rate. Each month the Company expenses a portion of this discount as interest expense.

(2) In accordance with generally accepted accounting principles, the Company will not record a gain on the Restructuring Transaction. Rather, the amount which would have otherwise been recorded as a gain will be recorded as a subordinated obligation which will be amortized over the estimated payout period of the obligation to reduce future interest expense on the Senior Subordinated PIK Notes issued in the Restructuring Transaction.

(3) Does not include 494,922 shares that may be issued upon the exercise of warrants and 305,000 shares issuable upon the exercise of options granted under the Company's stock option plans.

                     SELECTED AND PRO FORMA FINANCIAL DATA

    The pro forma financial data contained in this Offer to Purchase gives effect to the Restructuring Transaction as if it had occurred as of the beginning of the periods presented. The pro forma balance sheet information contained in this Offer to Purchase gives effect to the Restructuring Transaction as if it occurred on July 1, 1994, the first day of the most recent full fiscal year.

    The consummation of this Offer and the consummation of the Exchange Offer are conditioned upon each other. However, it is impossible to predict the exact aggregate principal amount of Secured Notes that may be tendered and accepted for payment in this Offer or exchanged in the Exchange Offer. Therefore, the Company cannot predict whether the consummation of the Restructuring Transaction will conform to the assumptions used in the preparation of the pro forma financial data. In analyzing the pro forma financial data and other information contained in this Offer to Purchase, Secured Noteholders should consider that the Restructuring Transaction as actually consummated could differ from the assumptions relating thereto. Notwithstanding the foregoing, the Company believes that the assumptions made with respect to such events provide a reasonable basis on which to present the pro forma financial data.

    THE PRO FORMA FINANCIAL DATA PRESENTED HEREIN DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS OR FINANCIAL POSITION WOULD HAVE BEEN HAD SUCH TRANSACTIONS IN FACT OCCURRED AT THE BEGINNING OF THE PERIODS OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS IN ANY FUTURE PERIOD. THE PRO FORMA FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE.

                            SELECTED FINANCIAL DATA
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND SELECTED OPERATING DATA)




                                      NINE MONTHS ENDED                             YEARS ENDED
                                          MARCH 31,                                   JUNE 30,


                                 1996         1996                     1995        1995
                             PRO FORMA(1)    ACTUAL       1995     PRO FORMA(1)   ACTUAL       1994       1993
                             ------------  ----------  ----------  ------------  ---------  ----------  ---------
STATEMENT OF OPERATIONAL
 DATA:
Total revenue                 $ 69,977      $ 69,977    $ 69,633    $ 91,546     $91,54 6    $100,922   $ 98,189
Membership dues                 29,956        29,956      31,073      41,175       41,175      43,200     39,555
Other campground/resort
 revenues                       16,641        16,641      17,112      23,500       23,506      23,524     28,056

Membership and real estate
 sales                           2,798         2,798       3,159       4,228        4,228       3,975      4,427

Interest income                  3,981         5,146       7,536       8,147        9,935      12,202     16,345
Interest expense                 4,617        13,399      15,686       6,609       20,950      21,446     22,249
Income (loss) from
 operations before taxes,
 minority interest, and
 extraordinary item
                                11,849         4,771      (5,515)        640      (11,669)     (5,967)    (9,781)



Extraordinary gain on debt
 discharge                                     1,390                                              671      2,507

Net income (loss)               11,849         6,150      (5,730)        158      (11,920)     (6,046)    (7,582)
Dividends paid (4)
Earnings (loss) per share
 data:
Earnings (loss) before
 extraordinary item               2.13          1.29       (1.55)       0.03        (3.22)      (1.81)     (2.73)

Extraordinary item                              0.37                                             0.16       0.68
Net income (loss)                 2.13          1.66       (1.55)       0.03        (3.22)      (1.63)     (2.05)
BALANCE SHEET DATA
(AT END OF PERIOD):
Cash and cash equivalents
 (6)                             5,491        36,255      47,924       5,491       60,696      50,059     44,359

Receivables, net                15,541        15,541      22,295      18,698       18,608      32,585     57,731
Campground properties           46,524        46,524      50,863      51,327       51,327      49,330     47,939
Resort properties                2,977         2,977        6116       5,736        5,736       5,612     11,252
Total assets                    78,822       110,331     137,548      89,692      135,886     148,164    170,067
Senior and Senior
 Equivalent Notes, net

Secured Notes, net                            93,291     114,282                  115,490     110,854    115,389
Senior Secured Credit
 Facility                                                             19,054

Senior Subordinated  PIK
 Notes (7)                      40,912                                40,200

Junior Subordinated PIK
 Notes                           6,312                                 5,618

Total long term debt, net       38,438        75,928      96,879      47,224       98,308     115,877    121,889
Stockholders' equity
 (deficit)                      (6,544)      (23,675)    (23,639)    (18,389)     (29,821)     17,912    (11,703)

STATISTICAL DATA
(AT END OF PERIOD):
Campgrounds-
Number of operating
 campgrounds                        58            58          60          60           60          62         65

Number of members              131,000       131,000     142,000     136,000      136,000     149,000    157,000
Average annual dues per
 member                       $    324      $    324    $    327    $    329     $    329    $    315   $    290

Average cost per camper
 night                          $17.95        $17.95      $20.29      $19.69       $19.69      $18.36     $17.29

Resorts-
Number of lot owners             1,100         1,100       5,200       5,100        5,100      50,000      5,100
Total timeshare weeks           32,000        32,000      32,000      32,000       32,000      32,000     32,000
Timeshare weeks available
 for sale                        1,700         1,700       1,700       1,700        1,700       2,100      3,300




                                           PREDECESSOR ENTITY
                                           ------------------
                                 SIX
                                MONTHS     SIX MONTHS       YEAR
                                ENDED        ENDED         ENDED
                                JUNE 30,     DEC. 31,      JUNE 30,
                                 1992       1991(2)       1991(3)
                                --------   ----------  ------------
STATEMENT OF OPERATIONAL
 DATA:
Total revenue                  $ 54,310    $ 63,670      $ 20,754
Membership dues                  19,170      20,345
Other campground/resort
 revenues                        13,224      13,401

Membership and real estate
 sales                            6,442      15,140

Interest income                  11,780      12,090        20,165
Interest expense                 11,947      13,578        15,361
Income (loss) from
 operations before taxes,
 minority interest, and
 extraordinary item
                                (23,195)      7,151        (8,495)



Extraordinary gain on debt
 discharge

Net income (loss)               (21,737)      6,278        (8,405)
Dividends paid (4)
Earnings (loss) per share                        (5)           (5)
 data:
Earnings (loss) before
 extraordinary item               (5.88)

Extraordinary item
Net income (loss)                 (5.88)
BALANCE SHEET DATA
(AT END OF PERIOD):
Cash and cash equivalents
 (6)                             32,989      42,233         3,500

Receivables, net                 93,442     119,318       137,023
Campground properties            49,582      58,552        54,199
Resort properties                11,578      12,530        12,632
Total assets                    196,788     242,587       253,694
Senior and Senior
 Equivalent Notes, net                                    150,675

Secured Notes, net              123,511     113,095
Senior Secured Credit
 Facility

Senior Subordinated  PIK
 Notes (7)

Junior Subordinated PIK
 Notes

Total long term debt, net       130,210     120,150       163,842
Stockholders' equity
 (deficit)                       (4,151)     17,586        (5,003)

STATISTICAL DATA
(AT END OF PERIOD):
Campgrounds-
Number of operating
 campgrounds                         69          69            69

Number of members               165,000     167,000       170,000
Average annual dues per
 member                        $    246    $    243

Average cost per camper
 night                           $16.55

Resorts-
Number of lot owners              5,000       4,900         4,900
Total timeshare weeks            32,000      32,000        32,000
Timeshare weeks available
 for sale                         4,200       4,400         4,600


(1) The pro forma information presented assumes the Restructuring Transaction occurred on July 1, 1994, the first day of the most recent full fiscal year.

(2) "Fresh Start Reporting" under the provisions of SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," was reflected as of December 31, 1991, in the above balance sheet captions. As a result, the information for the years ended June 30, 1995, 1994 and 1993, and the six months ended June 30, 1992, was prepared as if the Company is a new reporting entity and a black line is shown to separate it from prior period information since it was not prepared on a comparable basis.

(3) The Company acquired NACO and Trails on June 30, 1991. The captions reflecting results of operations, therefore, do not include the operations of NACO and Trails for the year ended June 30, 1991. The assets, liabilities, and stockholders' equity (deficit) captions, however, reflect the consolidation of the Company, NACO and Trails as of June 30, 1991, and thereafter.

(4) The Company is prohibited from paying any cash dividends until the repayment of its secured and subordinated indebtedness.

(5) Income (loss) per share is not meaningful due to reorganization and revaluation entries and the issuance of a material amount of Common Stock in a stock split and bankruptcy reorganization. At June 30, 1995, there were 3,702,726 shares of Common Stock outstanding, compared with 1,000 shares immediately before the consummation of the reorganization on December 31, 1991. Outstanding warrants and stock options are excluded from the net loss per share computation as they would have reduced net loss per share, which is anti-dilutive.

(6) Cash held by the Company and its wholly owned subsidiaries, other than that required for operations, is generally deposited in accounts that are pledged for the benefit of the holders of the Secured Notes.

(7) In accordance with generally accepted accounting principles, the Company will not record a gain on the Restructuring Transaction. Rather, the amount which would have otherwise been recorded as a gain will be recorded as a subordinated obligation which will be amortized over the estimated the payout period of the obligation to reduce future interest expense on the Senior Subordinated PIK Notes issued in the Restructuring Transaction.

                        CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of this Offer, or any extension of this Offer, the Company will not be required to accept for purchase any tendered Secured Notes, and may terminate this Offer, or, at its option, modify or otherwise amend this Offer, if any of the following conditions have not been satisfied, whether prior to or simultaneously with the completion of this
  Offer:

            (a) satisfaction of the Minimum Tender Condition;

            (b) satisfaction of the Minimum Exchange Condition;

            (c) no action shall have been taken or threatened by or before any court or governmental regulatory or administrative agency or authority, or any other person or tribunal, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or shall be or deemed applicable to this Offer, the Exchange Offer, the proposed redemption, the purchase of Secured Notes pursuant to this Offer, the exchange of the Secured Notes pursuant to the Exchange Offer, the acquisition of any of the Exchange Consideration by any Exchanging Noteholder or the consummation of the Restructuring Transaction (collectively, the "Transactions") which (i) challenges any of the Transactions in any respect or might directly or indirectly prohibit, prevent, restrict or delay consummation of or otherwise adversely affects any of the Transactions in any material manner or (ii) in the sole judgment of the Company could materially adversely affect the business, condition (financial or otherwise), operations or prospects of the Company or materially impair the contemplated benefits of any of the Transactions to the Company;

            (d) there shall not have been threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, regulatory or administrative agency or authority, or any other person or tribunal that (i) challenges or seeks to challenge, restrain or prohibit any of the Transactions, or any other matter directly or indirectly relating to any of the Transactions, or obtain any material damages or otherwise directly or indirectly relating to any of the Transactions or (ii) seeks to make the acceptance for payment of, or payment for, some or all of the Secured Notes pursuant to this Offer, the Exchange Offer or any redemption or defeasance of any Secured Notes illegal or results in a delay in or otherwise restricts the ability of the Company, or renders the Company unable, to accept for payment or pay for some or all of the Secured Notes pursuant to this Offer, the Exchange Offer or any redemption or defeasance of any Secured Notes;

            (e) no event shall have occurred or be likely to occur affecting the business or financial affairs of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of any of the Transactions, or that will, or is reasonably likely to, materially impair the contemplated benefits of any of the Transactions to the Company;

            (f) the Trustee shall not have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of any of the Transactions, or have taken any action that challenges the validity or effectiveness of the procedures used by the Company in making of the Offer or the acceptance of the Secured Notes tendered for purchase, effecting the exchange of the Secured Notes pursuant to the Exchange Offer or the redemption of Secured Notes in connection with the Restructuring Transaction; or

            (g) the Senior Secured Credit Facility shall have been obtained on terms acceptable to the Company in its sole discretion, and the funds required by the Company to purchase the Secured Notes tendered pursuant to this Offer and to consummate the Exchange Offer and the proposed redemption of Secured Notes as contemplated by the terms of the Restructuring Transaction, and to pay related fees and expenses, shall be available to the Company.

    If any of the foregoing conditions is not satisfied, the Company may terminate this Offer and return the Secured Notes to the holders who tendered them; extend this Offer and retain all tendered Secured Notes until the expiration of such Offer, subject, however, to the withdrawal rights of Secured Noteholders; or waive the unsatisfied conditions with respect to this Offer and accept all Secured Notes tendered.

                                THE TENDER OFFER

  TERMS OF THIS OFFER

     Upon the terms and conditions set forth herein and the Letter of Transmittal, the Company hereby offers to purchase for the Purchase Price, plus accrued interest through July 15, 1996, all Secured Notes that are validly tendered and not withdrawn prior to the Expiration Date. Interest through July 15, 1996 will be paid to holders of record of the Secured Notes as of July 1, 1996. If any Secured Note is transferred after July 1, 1996, no interest will be paid to the transferee.

     Expiration Date. Only Secured Notes validly tendered on or before the Expiration Date and not withdrawn will be eligible for purchase pursuant to this Offer. A Secured Noteholder desiring to tender its Secured Notes pursuant to this Offer may tender such Secured Notes pursuant to the terms and conditions set forth herein beginning on the date hereof and ending at 12:00 midnight, Eastern Time, on Tuesday, July 2, 1996, or if extended, the time and date to which the Company has extended this Offer.

       Company's Determination Final and Binding. The Company's interpretation of the terms and conditions of this Offer is final and binding. The Company, in its sole discretion, will determine all questions concerning acceptance, form, time of receipt, validity, withdrawal, and any other matter with respect to this Offer. Moreover, notwithstanding anything to the contrary herein, on or before the Expiration Date, the Company may abandon this Offer or amend it in any respect. The tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), however, will limit the Company's ability to delay paying for any tendered Secured Notes that the Company has accepted. These rules require the payment of the consideration offered or the return of the tendered securities promptly after the withdrawal or termination of a tender offer.

     The Company reserves the right to reject any or all tenders of Secured Notes that it determines are in inappropriate form or the acceptance or payment for which may be unlawful. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Secured Notes or any particular Secured Noteholder. A tender or withdrawal of Secured Notes will not be validly made until all defects and irregularities have been cured or expressly waived. Neither the Company nor the Depositary, however, will be obligated to notify a Secured Noteholder of any defects or irregularities in its tender or withdrawal.

     Abandonment or Amendment. If the Company abandons or amends this Offer, the Company will promptly publicly announce such abandonment or amendment. If the Company extends the Expiration Date, the Company will publicly announce such extension no later than 9:00 a.m., Eastern Time, on the business day immediately after the previously scheduled

  Expiration Date. The Company will make such public announcement of any abandonment, amendment, or extension by making a release to the Dow Jones News Service. In any public announcement extending the Expiration Date, the Company will disclose the approximate principal amount of Secured Notes tendered at that time. If the Company changes this Offer or the information with respect thereto, the tender offer rules under the Exchange Act may require the Company to disseminate additional tender offer materials and extend the Expiration Date to permit adequate dissemination thereof.

  PROCEDURE FOR TENDERING SECURED NOTES

    Letter of Transmittal. To effectuate a valid tender of Secured Notes, the Depositary must receive a properly completed Letter of Transmittal with respect thereto at one of the addresses set forth on the back cover hereof, along with the certificates for the tendered Secured Notes and any other required documents. Only a registered holder of Secured Notes on the Secured Note register or a person registered as the holder of Secured Notes on the records of a Clearing Agency that delivers an omnibus endorsement to the Depositary may complete a Letter of Transmittal. The Depositary will request Depository Trust Company and its nominee Cede & Co., Midwest Securities Trust Company and its nominee Kray & Co. and The Philadelphia Depository Trust Company and its nominee Philadep & Co. (collectively, the "Clearing Agencies") to deliver to the Depositary an omnibus endorsement for the benefit of the persons registered on their records as the holders on the Expiration Date of the Secured Notes for which they are the registered holders. If a Clearing Agency delivers such an endorsement, the persons designated thereon may complete, execute and deliver a Letter of Transmittal with respect to the Secured Notes for which such endorsement indicates that they are the holders as if they were the registered holders thereof. On or before the Expiration Date, however, such a Clearing Agency must deliver to the Depositary the Secured Note certificates representing any such Secured Notes. Instead of having Depository Trust Company and its nominee Cede & Co. deliver such Secured Note certificates, however, the persons registered on its records as the holders of Secured Notes may tender such Secured Notes pursuant to the book-entry transfer procedures set forth below.

    Unless a Secured Noteholder is an Eligible Institution, such Secured Noteholder must have its signature guaranteed by an Eligible Institution that is a member of: (i) the Securities Transfer Agents Medallion Program, (ii) the New York Stock Exchange Medallion Signature Program or (iii) the Stock Exchange Medallion Program (collectively, the "Medallion Programs").

    An "Eligible Institution" is: (i) a firm that is a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or (ii) a commercial bank or trust company that has an office or a correspondent in the United States of America.

    When Secured Note certificates are held by joint tenants, both joint tenants should sign. When signing as administrator, attorney-in-fact, executor, fiduciary, guardian, officer, trustee or other person acting in a representative capacity, the person signing should give such person's full title and deliver evidence to the Depositary of its authority to execute the Letter of Transmittal. If a corporation, an authorized officer should sign in the name of the corporation. If a partnership, a general partner should sign in the name of the partnership.

    The method of delivery of all documents is at the election and risk of the tendering Secured Noteholder. Although a Secured Noteholder may use the enclosed pre-addressed envelope to send its documents to the Depositary, a tender of Secured Notes will not occur until the Depositary actually receives all of the documents required to effectuate the tender at one of the addresses set forth on the back cover hereof. Accordingly, if a Secured Noteholder mails its documents to the Depositary, the Depositary recommends that it use certified or registered mail and allow sufficient time to insure receipt on or before the Expiration Date.

    Book-Entry Transfer. The Depositary will request Depository Trust Company and its nominee Cede & Co. to establish a book-entry transfer account for the Secured Notes. Any financial institution that participates in the Book-Entry Transfer Facility's system may make book-entry delivery of Secured Notes by causing the Book-Entry Transfer Facility to transfer such Secured Notes into the Depositary's account thereat. The Company anticipates using the Automated Tender Offer Program (ATOP) system to determine the Secured Notes tendered pursuant to this Offer from time to time.

    Book-entry transfer of Secured Notes, however, will not obviate the requirement that the Depositary receive a Letter of Transmittal with respect to such Secured Notes and any other required documents on or before the Expiration Date. Delivery of the Letter of Transmittal and such other documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

    Guaranteed Delivery. If a Secured Noteholder cannot deliver a Letter of Transmittal and its Secured Notes to the Depositary on or before the Expiration Date, such Secured Noteholder may tender its Secured Notes through an Eligible Institution. To make such a tender, on or before the Expiration Date the Depositary must receive from the Eligible Institution a properly completed Notice of Guaranteed Delivery substantially in the form enclosed herewith. Within three business days after receipt of the Notice of Guaranteed Delivery, the Depositary must receive from the Eligible Institution a properly completed Letter of Transmittal, the Secured Note certificates for the tendered Secured Notes or confirmation of a book-entry transfer of such Secured Notes into the Depositary's account at the Book-Entry Transfer Facility, and any other required documents.

  PAYMENT FOR ACCEPTED SECURED NOTES

    Upon the terms and subject to the conditions of this Offer, the Company will purchase by accepting for payment and will pay for all Secured Notes properly tendered pursuant to this Offer on or prior to the Expiration Date and not withdrawn. In all cases, the Company will pay for accepted Secured Notes only after the Depositary timely receives the Secured Note certificates for such Secured Notes or confirmation of a book-entry transfer of such Secured Notes into the Depositary's account at the Book-Entry Transfer Facility. For purposes of this Offer, the Company shall be deemed to have accepted for payment tendered Secured Notes as, if and when the Company gives oral or written notice of such acceptance to the Depositary.

    The Company will pay for the accepted Secured Notes by transferring the aggregate purchase price therefor along with interest due thereon to the Depositary. Interest through July 15, 1996 will be paid only to holders of record of a Secured Note on July 1, 1996. If a tendered Secured Note was transferred to the tendering Secured Noteholder after July 1, 1996, no interest will be paid to the transferee. Upon the Depositary's receipt thereof, the Company will be deemed to have purchased the accepted Secured Notes and this Offer will be deemed consummated for all purposes. At that time, such Secured Notes shall be retired and cease to be outstanding. The Depositary will act as the agent for the tendering Secured Noteholders for the purpose of receiving such payment and transmitting the appropriate portions thereof to them. Under no circumstances will any interest be owed or paid on such amounts because of any delay in making such payments. A tendering Secured Noteholder will generally not incur brokerage commissions or transfer taxes with respect to its Secured Notes that the Company purchases pursuant hereto, except that a Secured Noteholder may incur transfer taxes if it instructs the Depositary to pay any amounts owed to it with respect to its accepted Secured Notes to another person.

    With respect to tendered Secured Notes that the Company does not accept, as soon as possible after determining which Secured Notes the Company has accepted, the Depositary will return the Secured Note certificates for such unaccepted Secured Notes to the registered holder thereof or redeliver such unaccepted Secured Notes by book-entry transfer to the Book-Entry

  Transfer Facility account from which the Secured Noteholder caused their delivery. If a Secured Note certificate represents both accepted and unaccepted Secured Notes, the Depositary will cause the cancellation of such certificate and the issuance of a new certificate for the unaccepted Secured Notes to the registered holder of the original certificate.

  WITHDRAWAL RIGHTS

    A Secured Noteholder's tender of Secured Notes pursuant to this Offer will be irrevocable, except that the Secured Noteholder may withdraw such tendered Secured Notes on or before the Expiration Date and on or after August 3, 1996, unless the Company has accepted them before that date. To withdraw tendered Secured Notes, the Depositary must receive a written notice of withdrawal (a "Notice of Withdrawal") from the Secured Noteholder at one of the Depositary's addresses set forth on the back cover hereof. The Notice of Withdrawal must specify: (i) the name of the person who tendered the Secured Notes to be withdrawn, (ii) the principal amount of Secured Notes to be withdrawn and (iii) the name in which the Secured Note certificates representing such Secured Notes are registered.

    If the Secured Noteholder has delivered or otherwise identified to the Depositary the Secured Note certificates for the Secured Notes to be withdrawn, prior to the physical release of those Secured Note certificates the Secured Noteholder must also furnish to the Depositary the serial numbers for such Secured Note certificates and have the signatures on the Notice of Withdrawal guaranteed by an Eligible Institution that is a member of a Medallion Program, unless the person submitting the Notice of Withdrawal is an Eligible Institution. If a Secured Noteholder has delivered Secured Notes to the Depositary pursuant to the procedure for book-entry transfers, the Notice of Withdrawal must specify the account at the Book-Entry Transfer Facility to be credited with such withdrawn Secured Notes and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    A Secured Noteholder may not rescind a withdrawal of tendered Secured Notes. Any withdrawn Secured Notes will not be validly tendered for purposes of this Offer. A Secured Noteholder may re-tender withdrawn Secured Notes, however, by again following the procedures described herein at any time on or before the Expiration Date.

  NO PRORATION

    If the Minimum Exchange Condition is satisfied and this Offer and the Restructuring Transaction are consummated, the Company will accept and pay for all Secured Notes validly tendered prior to the Expiration Date.

  INFORMATION AGENT

    The Company has engaged Hill & Knowlton, Inc. as Information Agent in connection with this Offer. The Information Agent may contact Secured Noteholders and may request brokers, dealers and other nominees to forward materials relating to this Offer to beneficial owners. The Company will pay the Information Agent reasonable and customary compensation for its services in connection with this Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by then in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Secured Notes pursuant to this Offer.

    Requests for information or additional copies of this Offer to Purchase and related Letter of Transmittal should be directed to the Information Agent.

  CIBC WOOD GUNDY

    CIBC Wood Gundy has provided certain financial advisory services to the Company and certain Secured Noteholders in connection with the Restructuring Transaction. The Company has agreed to pay CIBC Wood Gundy a monthly fee of $85,000 for the period of its engagement, plus a $300,000 fee payable upon the consummation of a restructuring transaction for its advisory services, plus reimbursement for out-of-pocket expenses. In addition, the Company will pay CIBC Wood Gundy a fee of 2.5% of the committed amount if the Senior Secured Credit Facility is funded. The Company has agreed to indemnify CIBC Wood Gundy against certain liabilities in connection with its services as financial adviser, including liabilities under the federal securities laws.

  RAUSCHER PIERCE REFSNES, INC.

    For RPR's services in connection with the Restructuring Transaction, the Company has agreed to pay RPR a fee of $100,000, plus reimbursement for out-of pocket expenses. The Company has agreed to indemnify RPR against certain liabilities in connection with its services, including liabilities under the federal securities laws.

  DEPOSITARY

    The Depositary for this Offer is Fleet National Bank. All deliveries, correspondence and questions sent or presented to the Depositary relating to this Offer should be directed to one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

    The Company will pay the Depositary reasonable and customary compensation for its services in connection with this Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

                     DESCRIPTION OF THE COMPANY'S BUSINESS

  GENERAL

    The Company owns and operates through its subsidiaries a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 131,000 members as of March 31, 1996. Through its subsidiaries, the Company also manages timeshare facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 330 recreational facilities.

  CAMPGROUND OPERATIONS

    The Company owns and operates its network of membership-based campgrounds through NACO and Trails. NACO owns and operates a network of 23 of these campgrounds, and Trails owns and operates a network of 35 of these campgrounds. Members may bring their own recreational vehicles, tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of March 31, 1996, NACO had approximately 49,000 campground members and Trails had approximately 82,000 campground members. However, approximately 31% of NACO's campground members and approximately 48% of Trails' campground members possess the right to use the campgrounds in the network of the other company. Campground members are concentrated in several states, including California, Florida, Oregon, Texas and Washington. California has the largest concentration of members.

    Prior to April 1992, the Company sold new campground memberships on an installment basis at sales prices up to approximately $8,000. In April 1992, the Company suspended the sale of new campground memberships because its sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, as part of its focus on ongoing revenues from campground operations, the Company determined that it should increase its sales and marketing efforts in order to replenish its campground membership base. As a result, in May 1994, the Company instituted a new sales and marketing program under which it began selling new campground memberships on a limited basis. Since that time, the Company has been testing membership products and revising them based on results and its ongoing market research.

    The Company's research indicates that camping is a popular and growing activity in the United States. Camping was the fifth largest participant sport/activity in the United States in 1993, and the number of campers has increased during each of the preceding five years. Moreover, the Company's campgrounds are located in markets containing approximately 25% of all camping households in the United States. While most campers use national or state parks, the Company believes that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. The Company believes that it can differentiate its campgrounds and services from other campgrounds by emphasizing the quality of its facilities and the benefits and services available at its campgrounds.

    Campground members pay annual dues ranging from $60 to $998. The annual dues collected from campground members constitute general revenue of the Company. Although the Company uses the dues to fund its operating expenses, including corporate expenses and the maintenance and operation of the campgrounds, the membership agreements do not require the Company to use the dues for any specific purpose.

    From January 1, 1993 to March 31, 1995, the Company requested its campground members to participate in a voluntary dues program (the "TTN Alliance Program") under which participating members agreed to increase their dues and campground fees voluntarily. Under this program, participating members either: (i) increased their annual dues by $100, up to a maximum of $429 per year, and agreed to pay a use fee of $2.00 per night after staying at the campgrounds for 50 nights in any calendar year, or (ii) increased their annual dues to $730 per year without agreeing to pay any use fee. Participating members, however, received certain considerations. A total of 34,200 of the Company's members (25%) chose to participate in the TTN Alliance Program, which has resulted in additional ongoing dues revenue of $2.1 million per year.

    The membership agreements generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 36% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

    NACO members and holders of dual-system memberships, which permit the member to use the campgrounds in both the NACO and Trails systems, may join Resort Parks International

  ("RPI"). A wholly owned subsidiary of the Company operates the RPI program, which offers a reciprocal program for members of approximately 330 participating recreational facilities. Members of these participating facilities pay a fee to RPI that entitles them to use any of the participating facilities, subject to the limitation that they cannot use an RPI facility located within 125 miles of their home facility. As of March 31, 1996, there were approximately 98,000 RPI members, of which approximately 78,000 were members of campgrounds that are not affiliated with the Company.

  CAMPGROUND MANAGEMENT

    During fiscal 1994, a wholly owned subsidiary of the Company ("Wilderness Management") began to manage public campgrounds for the U.S. Forest Service. As of March 31, 1996, Wilderness Management had entered into management contracts covering 35 campgrounds containing a total of 1,436 campsites. Pursuant to these contracts, the Company incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the Forest Service.

  RESORT OPERATIONS

    NACO manages timeshare facilities and owns certain real estate at eight full service resorts located in seven states. NACO currently owns and operates the resort amenities at one of these locations, and has sold the resort amenities at the other locations. NACO's interest in the resorts consists principally of residential lots and timeshare interests in townhouses. As of March 31, 1996, NACO had approximately 29,000 resort members who owned a timeshare interest or lot.

    Timeshare owners pay annual fees to their respective timeshare associations for the cost of operating and maintaining the timeshare facilities. From these fees, the timeshare associations pay management fees to NACO averaging 11% of the annual fees. The Company cannot use these annual fees, other than the management fees, to pay the Company's expenses. Additionally, NACO pays dues to the timeshare associations on unsold timeshare inventory, and receives rental income on the unsold timeshare inventory when the units are rented. In the past, the fees paid to certain timeshare associations were sometimes insufficient to pay the cost of maintaining the facilities. Under these circumstances, NACO performed the maintenance and billed the timeshare associations. As of March 31, 1996, NACO had an aggregate receivable of $3.1 million due from various timeshare associations. The Company believes that collection of certain of these amounts could be difficult due to the limited funds of the timeshare associations. Therefore, the Company has recorded a $2.1 million reserve for amounts considered uncollectible.

    Since June 1992, NACO has been selling its timeshare interests and lots at significantly reduced prices in order to decrease the timeshare inventory on which it pays dues and its inventory of lots.

  CONTRACTS RECEIVABLE

    Prior to April 1992, the Company sold substantially all of its campground memberships and resort interests on the installment basis, creating a portfolio of contracts receivable. The Company charges interest on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging from 6.0% to 18.9%, with an approximate weighted average stated interest rate of 12.9% as of March 31, 1996. Monthly installment payments range from $90 to $210 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, do not exceed five years and contract terms under the Company's current campground membership sales program are limited to one year. At March 31, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full. As of March 31, 1996, the Company possessed contracts receivable from campground and resort members with an aggregate principal balance of $24.3 million, consisting of $6.9 million of contracts receivable associated with the NACO campgrounds, $14.1 million of contracts receivable associated with the Trails campgrounds and $3.3 million of contracts receivable associated with the NACO resorts.

  FINANCIAL INFORMATION

       The Company's financial statements for the fiscal year ended June 30, 1995 are contained in the Annual Report incorporated by reference herein and delivered herewith. The Company's interim financial statements for the nine months ended March 31, 1996 are contained in the Quarterly Report incorporated by reference herein and delivered herewith.

       During fiscal 1996, the Company has made operational changes in order to reduce operating costs at its campgrounds and general and administrative expenses. These changes have been achieved through the reduction of excess campground personnel, the seasonal closure of certain facilities with low usage during off-season periods, the permanent closure and abandonment of four campgrounds and the reduction of excess corporate personnel. As a result, total operating costs declined to $25.5 million for the nine months ended March 31, 1996, from $29.6 million for the comparable period in fiscal 1995 (a 14% reduction), while general and administrative expenses fell $1.2 million to $9.3 million (an 11% reduction) for the same periods. For the nine months ended March 31, 1996, the Company had a positive contribution from operations of $4.4 million, compared with a negative contribution of $1.0 million for the same period of fiscal 1995. The Company presently expects to have a positive contribution from operations of $4.0 million to $4.5 million for fiscal 1996. See Item 2, "Management's Discussion and Analysis of Financial Conclusion and Results of Operations" in the Quarterly Report incorporated by reference herein.

  RECENT OPERATING STRATEGY

       Over the past two years, the Company has modified its membership product to better address the needs of its target market and focused on membership
  referrals in its sales efforts.   The Company's current strategy involves
  selling multiple and more affordable types of membership products to better suit the desires of various campers. The Company offers membership products with up-front fees ranging from $495 to $2,495 based principally on the number and location of the campgrounds the member wishes to access, with accompanying annual dues ranging from $198 for 15 days of camping per year to $998 for unlimited camping. The Company focuses its new membership sales efforts on guests referred by existing members, whom management believes are more likely to purchase memberships.

       New membership sales have increased substantially. For the nine months ended March 31, 1996, the Company sold 1,834 new memberships at an average sales price of $905 for total revenue of $1.7 million, compared to 439 memberships at an average price of $1,613 for total revenue of $708,000 for the same period in 1995, with accompanying aggregate annual dues of $565,000 in the current period compared to $173,000 in the same period last year. Improved sales, particularly the increase in aggregate annual dues, have enabled the Company to partially offset decreases in revenue resulting from member attrition, but at a level below that necessary to stabilize the membership base. The membership base is declining at a rate of approximately 8% annually. The Company attributes the decline principally to the aging of its members. The Company believes that as new membership sales improve, its net attrition rate will decrease substantially and the membership base will stabilize.

       Over the past two years, the Company's collection of its contracts receivables portfolio has improved as a result of management's implementation of well-defined policies regarding collections procedures and as a result of the portfolio becoming more seasoned. As of March 31,

  1996, approximately 95% of the gross contracts receivable balance was current, and less than 2% was more than 90 days past due. The Company estimates that as of June 30, 1996, it will have contracts receivable from campground and resort members with an aggregate principal balance of $22.0 million and a balance of $14.0 million, net of reserves.

       The Company is divesting non-core assets to generate cash and reduce indebtedness. Non-core assets include undeveloped land, lots and buildings in connection with the full service resorts, excess acreage at certain of the Company's campgrounds, and campgrounds that have been removed from the membership system. For the nine months ended March 31, 1996, the Company sold a variety of real estate for aggregate net proceeds of $7.0 million. For fiscal 1996, the Company estimates that it will generate net proceeds of $7.5 million from the sale of non-core assets.

       The Company has approximately $54 million in net operating loss carryforwards incurred during fiscal 1992 through 1995 that are available to shelter future cash flows. The net operating loss carryforwards expire fifteen years after incurred. The Restructuring Plan is intended to avoid a change in control for federal income tax purposes and, therefore, preserve the Company's ability to utilize its net operating loss carryforwards.

       The Company has formulated the Business Plan on the important assumption, among others, that the progress made in fiscal 1996 will continue and, in the case of its sales and marketing program, increase materially. The Company's calculations under the Business Plan are not historical, except in the case of the first three quarters of fiscal 1996, and involve significant risks and uncertainties. The Company's future results of operations and financial condition may differ materially due to several factions; including but not limited to the Company's continued ability to control costs, its ability to implement its sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the actual timing of planned asset sales, the actual collection experience of the Company's contracts receivable, future interest rates and the other factors affecting the Business Plan that are set forth in this Offer to Purchase and the Annual Report and Quarterly Report incorporated herein by reference.

MANAGEMENT

        The following table sets forth the directors and executive officers of the Company as of the date hereof.

           NAME              AGE       OFFICES AND POSITIONS WITH COMPANY
- ------------------------- --------  -----------------------------------------
William J. Shaw               53              Director (May 1995)
                                     Chairman of the Board, Chief Executive
                                             Officer and President
Andrew Boas                   41            Director (December 1991)
William P. Kovacs             50            Director (December 1991)
Donald R. Leopold             47            Director (December 1995)
H. Sean Mathis                49            Director(December 1991)
Douglas K. Nelson             53            Director (December 1991)
Harry J. White, Jr.           42    Vice President, Chief Financial Officer,
                                     Chief Accounting Officer and Treasurer
R. Gerald Gelinas             50      Vice President, Sales and Marketing
Walter B. Jaccard             42   Vice President, General Counsel and Secretary


                               THE SECURED NOTES

  GENERAL

       The Secured Notes were issued pursuant to an Indenture dated as of July 15, 1991, with Fleet National Bank, as Trustee (the "Trustee"). The Indenture has been amended by seven supplemental indentures, dated as of December 31, 1991, June 12, 1992, May 20, 1993, September 13, 1993, March 28, 1994, March
  29, 1994 and June 22, 1995. The Indenture as so amended is referred to in this Offer to Purchase as the "Indenture." The aggregate outstanding principal amount of the Secured Notes is $101,454,000.

  PAYMENT TERMS AND TRADING

       Stated Maturity. The Secured Notes have a stated maturity of July 15, 1998. The Company, however, may from time to time redeem any or all of the Secured Notes at 100% of the principal amount thereof plus accrued interest thereon.

       Interest. The Secured Notes bear interest at 12% per annum, payable semi-annually on January 15 and July 15 of each year. The Company pays the interest to the Secured Noteholders on the close of business on the first day of the month in which the interest payment date occurs. The interest rate increases to 14% per annum after an Event of Default (as defined in the Indenture).

       Trading. An established public trading market for the Initial Series Notes may not exist and an established public trading market for the Additional Series Notes does not exist. The securities laws of many states prohibit or restrict trading in the Secured Notes because of the

  Company's financial condition. The Company, however, has either registered or obtained exemptions to permit secondary trading in the Secured Notes in the States of Illinois, New York, and Utah. Moreover, many other jurisdictions have statutory exemptions that permit certain institutions to trade the Secured Notes.

  REDEMPTION, RETIREMENT, AND PURCHASE

       Redemption. The Company must redeem $18.7 million in principal amount of the Secured Notes on each of July 15, 1996 and 1997, at 100% of the principal amount thereof plus accrued interest thereon. The Company may credit the principal amount of any Secured Notes that it delivers to the Trustee for cancellation against these mandatory redemption requirements. Generally, the Indenture credits such cancellations in inverse order of maturity against the stated maturity of the Secured Notes and the mandatory redemptions on July 15, 1996 and 1997. The Indenture, however, credits the Secured Notes that the Company acquires pursuant to a mandatory retirement or purchase in connection with certain asset sales, changes of control, and other events in equal principal amounts among any then remaining mandatory redemptions and the stated maturity of the Secured Notes.

       Retirement Obligation Upon Sale of Assets. Subject to certain limitations, the Company must apply 80% of the Net Cash Proceeds (as defined in the Indenture) of certain asset sales to retire outstanding Secured Notes, unless the Company obtains a waiver. Generally, the Company may retire such Secured Notes through open market purchases and privately negotiated transactions occurring not later than 90 days after the closing of such asset sale. In the absence of such purchases, the Company must use 80% of the Net Cash Proceeds to redeem Secured Notes at 100% of the principal amount thereof plus accrued interest thereon. After reaching certain Net Cash Proceeds thresholds, the Indenture does not permit the Company to purchase Secured Notes other than pursuant to an offer to all Secured Noteholders.

       Purchase Obligation Upon Change of Control and Other Events. Unless the Company obtains a waiver, the Company must offer to purchase all of the outstanding Secured Notes at 100% of the principal amount thereof plus accrued interest thereon upon: (i) an adoption by the Company of a plan of liquidation or dissolution, (ii) a sale of all or substantially all of the Company's assets, (iii) a merger or other corporate transaction requiring the approval of the Company's board of directors, other than a Widely Distributed Public Offering (as defined in the Indenture), that causes the holders of the Company's Voting Stock (as defined in the Indenture) to hold less than 66-2/3% of the voting power thereof, or if the Company is not the surviving entity, of the surviving entity, immediately after consummation of such transaction or
  (iv) a person or group acquiring or holding more than a 50% interest in the voting power of the Company's Voting Stock.

  SUBSIDIARY GUARANTEES

       The Company has granted liens on substantially all of its assets to secure its obligations under the Indenture for the Secured Notes. The Company's subsidiaries, other than an immaterial utility subsidiary (the "Subsidiary Guarantors"), have guaranteed the Company's obligations under the Indenture and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees. A guarantee by a subsidiary of the obligation of its parent may be voided, in whole or in part, if the creditors of the subsidiary, a trustee in bankruptcy of the subsidiary, or the subsidiary itself as the debtor-in-possession in bankruptcy, determine that, among other things, the subsidiary received less than reasonably equivalent value in exchange for the guarantee and the subsidiary was insolvent on the date the guarantee was made or became insolvent as a result of the guarantee. Creditors of these companies could contend that the guarantees and grants of security interests were not supported by sufficient consideration, and could therefore contend that some or all of the guarantees could be unenforceable, in whole or in part. The Company believes that these companies received adequate financial and other benefits for their guarantees and security interests.

       NACO and Trials have also granted liens, subject to certain limitations, on substantially all of their assets to secure the repayment of their respective indebtedness to the Company. These security interests were subordinated to the security interests securing the guarantees of the Secured Notes. The indebtedness that these security interests secure, however, was pledged by the Company under the Indenture to secure the Secured Notes, and these security interests were collaterally assigned to the Indenture trustee. Such liens, however, are only enforceable to the extent of the underlying indebtedness secured thereby, which at March 31, 1996, totaled $27.4 million for NACO and $1,000 for Trails. Furthermore, the subsidiaries of NACO and Trails each guaranteed their respective parent's indebtedness to the Company and granted security interests in substantially all of their assets to secure such guarantees. As discussed above, these guarantees and liens are also subject to a risk that they may be unenforceable, in whole or in part.

  SECURITY INTERESTS

       Generally.  The assets subject to the liens of the Indenture include:
  (i) the capital stock of the Company's subsidiaries, including NACO and its subsidiaries, RPI, Trails and its subsidiaries other than an immaterial utility subsidiary, and Wilderness Management, (ii) the campgrounds and common amenities at one resort owned by the Company's subsidiaries, together with related improvements, trailers, equipment, and certain other tangible personal property located thereat to the extent existing mortgages do not prohibit such liens, (iii) the closed campgrounds and other real estate that the Company's subsidiaries own and are in the process of selling, (iv) the contracts receivable that the Company and each of its subsidiaries own, (v) all indebtedness owed to the Company by its subsidiaries, together with all related liens and (vi) substantially all of the cash balances of the Company and each of its subsidiaries. Currently, 56 of the Company's 58 operating campgrounds and the common amenities at one resort are subject to the liens of the Indenture. However, certain specified assets are excluded from the liens of the Indenture, including two of the Company's operating campgrounds, certain leasehold interests, rights and franchises that would become void if mortgaged or pledged, certain vehicles, trailers, and movable equipment, certain cash in restricted accounts, and the stock and assets of one immaterial utility subsidiary.

       Certain of NACO's and Trails' campgrounds and resorts are also subject to mortgages in favor of the party from whom NACO or Trails purchased the property.

       Cash Collateral. The Company and the Subsidiary Guarantors must deposit substantially all of their cash receipts directly into one or more cash collection accounts (collectively, the "Collection Accounts") or a concentration account (the "Concentration Account"). The Company and the Subsidiary Guarantors have pledged the balances of these accounts for the benefit of the Secured Noteholders. The Company currently has only one Collection Account. The Company currently maintains both the Collection Account and the Concentration Account at The Bank of California, N.A.

       The Company and the Subsidiary Guarantors must irrevocably instruct any bank maintaining a Collection Account to transfer all funds in such account into the Concentration Account each week. Additionally, the Company and the Subsidiary Guarantors must deposit all other proceeds in various small accounts that the Subsidiary Guarantors may maintain (collectively, the "Field Accounts"). A Subsidiary Guarantor must irrevocably instruct any bank maintaining a Field Account for it to transfer all funds in such account in excess of $500 to a Collection Account or the Concentration Account each week. A Field Account that a NACO resort maintains (a "Resort Field Account"), however, may hold $20,000 per account. A Subsidiary Guarantor maintaining a Resort Field Account must irrevocably instruct the bank maintaining such account to transfer all funds therein in excess of $20,000 to a Collection

  Account or the Concentration Account each month. The Subsidiary Guarantors do not currently have any Field Accounts because the financial institutions near the campgrounds and resorts have declined to accept responsibility for making the required transfers to the Collection Account. To resolve this problem, the Indenture has been amended to permit the Company to maintain subaccounts at various financial institutions with respect to each Collection Account.

       The Indenture permits the Company to withdraw limited amounts of money from the Concentration Account and deposit such money in an operating account (the "Operating Account") for use in the Company's business, unless a Material Event of Default (as defined in the Indenture) exists. While such a default exists, the Indenture prohibits the Company from making withdrawals from the Concentration Account, except withdrawals used for the payment of Secured Notes and certain insurance premiums and a one-time withdrawal in an amount equal to the excess of $5 million over the funds in the Operating Account and the Field Accounts.

       Priority. The security interests securing the Secured Notes are or will be subordinate to or pari passu with certain other security interests. The Indenture permits superior security interests securing any Senior Secured Working Capital Facilities ("Senior Secured Working Capital Facilities"), tax liens, mechanics' and materialmens' liens, and certain existing security interests. The Indenture also permits the Company and its subsidiaries to grant security interests to secure certain purchase money indebtedness, which security interests will be superior to the security interests securing the Secured Notes, and security interests to secure certain Permitted Pari Passu Debt (as defined in the Indenture), which will be equal in priority to the security interests securing the Secured Notes. As of the date hereof, the Company has not established a Senior Secured Working Capital Facility, except for a letter of credit in the amount of $1.5 million to secure a bonus payable to Mr. Shaw under his employment contract, or incurred any Permitted Pari Passu Debt. The Company's subsidiaries, however, had $1.9 million in secured real estate and other indebtedness outstanding as of March 31, 1996, to which the Secured Notes are effectively subordinate.

       Limitations on Foreclosure. Some states, including California, Oregon and Washington, have nondisturbance statutes that place limitations on the ability of the owner of a campground to close the campground or a lienholder to foreclose its lien. In certain states, these statutes permit the owner of a campground to close the campground or a lienholder to foreclose its lien if the holders of memberships at the campground receive access to a comparable campground. The mortgages on the Company's campgrounds that were granted to secure the Company's obligations under the Indenture, and the mortgages on the Company's campgrounds that were granted to secure NACO's and Trails' indebtedness to the Company, contain nondisturbance provisions that limit the ability of the lienholder to foreclose its lien unless the holders of the related memberships receive access to a comparable campground. The impact of the rights of members under these laws and non-disturbance provisions is uncertain and could adversely effect the implementation of, and the benefits or recoveries that may be available from, a foreclosure or in a reorganization.

       Disposition of Collateral. So long as an Event of Default (as defined in the Indenture) has not occurred and the Secured Notes have not been accelerated, the Indenture provides that the Company and the Subsidiary Guarantors may dispose of their properties, other than Material Assets (as defined in the Indenture), free from the security interests securing the Secured Notes without obtaining any consent or release from the Trustee. During this period, the Company and the Subsidiary Guarantors may also sell or otherwise dispose of any Material Assets free from the security interests securing the Secured Notes if the Company's Board of Directors passes a resolution stating that such sale or other disposition is in the best interests of the Company and the Company complies with the appraisal and other requirements of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture generally requires the Company and the Subsidiary Guarantors to deposit any proceeds from such sales in the Concentration Account or a Collection Account.

  FINANCIAL COVENANTS

       The Indenture contains the following financial ratio tests: (i) ratio of Consolidated Financial Assets to Consolidated Senior Debt, (ii) ratio of Consolidated Tangible Assets to Consolidated Senior Debt and (iii) ratio of Consolidated Tangible Assets to Consolidated Total Debt. The Indenture also contains a covenant that limits the Adjusted Consolidated Net Loss that the Company may incur. On June 23, 1995, the Company entered into an amendment to the Indenture which eliminated required compliance with the financial covenants in the Indenture through and including June 30, 1996.

  LIMITATIONS ON ADDITIONAL INDEBTEDNESS

       Subject to certain exceptions, the Indenture limits the Company's ability to incur additional indebtedness. These exceptions include: (i) indebtedness of up to $25 million under the Senior Secured Working Capital Facilities, (ii) indebtedness of up to $5 million under a working capital facility for Trails,
  (iii) indebtedness, pari passu with the Secured Notes, used to redeem Secured Notes, (iv) indebtedness that the Company incurs to pay other indebtedness that is secured by a security interest senior to the security interest granted to the Trustee, (v) indebtedness that is unsecured and subordinate to the Secured Notes, (vi) indebtedness that is purchase money indebtedness, subject to certain limitations and (vii) indebtedness to which a property or a company is subject at the time of its acquisition.

  OTHER COVENANTS

       The Indenture also contains other covenants that limit or restrict the Company's ability to: (i) grant security interests in its assets, (ii) pay cash dividends, (iii) make acquisitions and investments, (iv) purchase Secured Notes, (v) enter into transactions with affiliates and insiders, (vi) issue new securities and (vii) make loans and other financings.

  EVENTS OF DEFAULT

       Events of Default include: (i) the default in the payment of interest and the continuance of such default for 30 days, (ii) the default in the payment of principal, (iii) the default under any financial covenant, (iv) the default under any other covenant and the continuance of such default for 30 days after notice from the Trustee or from Secured Noteholders with respect to 30% in principal amount of the outstanding Secured Notes, (v) the acceleration or nonpayment at maturity of certain indebtedness and (vi) the occurrence of certain insolvency or bankruptcy events.

       During the continuance of an Event of Default, the Trustee or Secured Noteholders with respect to at least 30% in principal amount of the outstanding Secured Notes may declare the Secured Notes due and payable immediately. The Indenture generally provides that after an acceleration, the Trustee may sell the collateral in accordance with the Uniform Commercial Code and other applicable laws. Any time after such a declaration of acceleration, however, but before the sale of any collateral has occurred or any judgment obtained for payment of the Secured Notes, Secured Noteholders owning a majority in principal amount of the outstanding Secured Notes may rescind such declaration and its consequences if: (i) the Company has deposited with the Trustee a sum sufficient to pay any principal due on the Secured Notes, other than by the acceleration thereof, and certain other payments, and (ii) the Company has cured all Events of Default or obtained a waiver with respect thereto.

       Under the Indenture, a waiver requires consent with respect to at least 66 2/3% in principal amount of the outstanding Secured Notes. Moreover, under the Trust Indenture Act, a waiver of a past default and its consequences will also require consent with respect to not less than a majority in principal amount of the outstanding Secured Notes, excluding any Secured Notes that any affiliate of the Company owns.

  DIFFERENT CIRCUMSTANCES OF EACH SERIES OF SECURED NOTES

       The Company issued the Secured Notes in two series, the Initial Series Notes when the Company emerged from bankruptcy proceedings on December 31, 1991, and the Additional Series Notes when the Company exchanged Secured Notes for outstanding 14-5/8% subordinated debt of Trails that was then in default on June 12, 1992. The Indenture provides that each Secured Note should be treated equally, notwithstanding whether it was part of the initial or additional series. The Company, however, issued each series at a different time, under different circumstances, for different consideration, and with different tax consequences. Accordingly, competing creditors of the Company, including the holders of each series of Secured Notes, could assert that such differences cause the holders of each such series to have the different claims to the assets of the Company and its subsidiaries.

  TAX TREATMENT

       The Company issued the Secured Notes with Original Issue Discount ("OID"). A portion of the OID on each Secured Note accrues daily until the Secured Note matures or the Company otherwise repays it. This accrual is taxable interest to the Secured Noteholder. The Company issued the Initial Series Notes and the Additional Series Notes with different amounts of OID. Accordingly, the Code subjects the Initial Series Notes and the Additional Series Notes to different OID treatment.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion summarizes certain anticipated federal income tax considerations with respect to this Offer. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular Tendering Noteholder in light of its particular circumstances, or to certain types of Tendering Noteholders subject to special treatment under federal income tax laws, such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities and taxpayers that are neither citizens nor residents of the United States. In addition, this discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax consequences that may apply to a particular Tendering Noteholder. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury Regulations (including proposed regulations), rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This discussion assumes that a Tendering Noteholder holds its Notes as "capital assets" within the meaning of Section 1221 of the Code, which is generally property held for investment.

       THE COMPANY URGES EACH SECURED NOTEHOLDER TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF TENDERING SECURED NOTES.

  SALE OF NOTES PURSUANT TO THIS OFFER

       In general, except as otherwise indicated below, a Tendering Noteholder will recognize gain or loss on the sale of a Secured Note to the Company at the time of such sale in an amount equal to the difference between the Tendering Noteholder's adjusted tax basis in such Secured Note (including basis attributable to OID accrued through the date of the sale) and the cash received by the Tendering Noteholder upon the sale (other than the amount, if any, paid in respect of accrued interest). Subject to the market discount rules described below, such gain or loss will constitute capital gain or loss, which will be long-term capital gain or loss if the Tendering Noteholder's holding period for the Secured Note is more than one year on the date of the sale. Cash that a Tendering Noteholder receives in payment of the interest on such Secured Note accrued through the date of the sale will be taxed as ordinary income to the extent that the Tendering Noteholder has not already included the accrued interest in its income. Currently, the maximum tax rate with respect to long-term capital gains realized by an individual is 28%, and the maximum tax rate on ordinary income is 39.6%. The ability of a holder to use long-term capital losses to offset income other than capital gains is subject to significant limitations.

       In the case of a Tendering Noteholder who acquired a Secured Note at a market discount, any gain recognized upon the sale of such Secured Note will represent ordinary income to the extent of the market discount that accrued during the period such Tendering Noteholder held such Secured Note, unless the Tendering Noteholder previously elected to include such accrued market discount in its income as it is accrued. Market discount with respect to a Secured Note generally equals the excess of: (i) the aggregate of the original issue price of the Secured Note and the amount of any OID with respect thereto includable in the income of all holders of the Secured Note (without regard to the acquisition premium rules of the Code) before the acquisition of the Secured Note by the Secured Noteholder, over (ii) the Tendering Noteholder's initial tax basis in the Secured Note. A Secured Note may also have market discount attributable to a debt instrument that the Tendering Noteholder exchanged for such Secured Note in a transaction qualifying as a recapitalization under Section 368(a)(1)(E) of the Code.

       If a Tendering Noteholder purchased a Secured Note at a price in excess of the stated redemption price at maturity thereof, and the Tendering Noteholder elected to amortize and deduct bond premium, the Tendering Noteholder may be permitted to deduct any remaining unamortized bond premium as an ordinary loss upon the sale of the Secured Note to the Company pursuant to this Offer.

  EFFECT OF THIS OFFER UPON THE COMPANY

       The Company will recognize cancellation of indebtedness ("COD") income with respect to the Secured Notes purchased pursuant to this Offer in an amount equal to the excess of: (i) the aggregate of the original issue price of such Secured Notes and the amount of any OID that the Company has deducted with respect thereto, over (ii) the amount that the Company paid for the Secured Notes, other than the amount paid in respect of accrued interest. The Company believes, however, that any such COD income will have an immaterial effect upon the Company's federal income tax liability because of the Company's current operating losses and loss carryforwards.

  NON-TENDERING SECURED NOTEHOLDERS

       In the event of the successful consummation of the Restructuring Transaction, the federal income tax effect on non-tendering Secured Noteholders whose Secured Notes are redeemed generally will be the same as that described herein with respect to Tendering Noteholders.

  BACKUP WITHHOLDING

       Under federal income tax law, a person may under certain circumstances be subject to backup withholding at the rate of 31% with respect to certain payments, unless such person: (i) is a corporation or otherwise exempt from backup withholding, and when required demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. To prevent backup withholding with respect to the payment of the gross proceeds from the sale of Secured Notes, each Tendering Noteholder should complete a Substitute Form W-9 and return it to the Depositary. For the convenience of the Tendering

  Noteholders, a blank Substitute Form W-9 that the Tendering Noteholders can complete is part of this Offer to Purchase. Any Tendering Noteholder who does not complete a Substitute Form W-9 and return it to the Depositary will be subject to federal income tax withholding on the gross amount of sale proceeds from the sale of any accepted Secured Notes.

       THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH SECURED NOTEHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF TENDERING SECURED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                 LEGAL MATTERS

       Except as described below, the Company is unaware of any approval or other action by any governmental authority or public body necessary in connection with this Offer. Should this Offer require any such approval or other action, the Company contemplates that it would seek to obtain such approval or action.

       Under the tender offer rules of the State of North Dakota, the Company cannot commence this Offer to any person therein until June 12, 1996. Accordingly, notwithstanding anything to the contrary herein, this Offer is not extended to any person in North Dakota, and the Depositary will not accept delivery of any tenders of Secured Notes from any persons therein, until June 12, 1996.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Commission. The public may inspect and copy at prescribed rates such reports, proxy statements and other information that the Company has filed with the Commission at the public reference facilities that the Commission maintains at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the public may obtain such reports, proxy statements, and other information concerning the Company from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Neither the Exchange Act nor the regulations thereunder required the Company to file, and the Company has not filed, this Offer to Purchase with the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

       The following documents which have been filed with the Commission pursuant to the Exchange Act are being delivered to the Secured Noteholders with this Offer to Purchase and are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996. Exhibits to such documents are not included unless such exhibits are specifically incorporated by reference in such documents.

       Any statements contained in a document all or a portion of which is incorporated by reference in this Offer to Purchase will be deemed to be modified or superseded for the purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or supersedes such statement. Any statement so modified will not be deemed a part of this Offer to Purchase, except as so modified, and any statement so superseded will not be deemed part of this Offer to Purchase.

                                   APPENDIX I
                                 DEFINED TERMS

    This appendix lists all of the defined terms in the Offer to Purchase and indicates the page on which the Offer to Purchase defines them.


DEFINED TERMS                                     PAGE

Accredited Investors.......................          7
Additional Series Notes.................... Cover Page
Annual Report..............................         10
Appraisals.................................         11
Business Plan..............................          1
CIBC Wood Gundy............................          1
Clearing Agencies..........................         24
CM Strategic...............................          1
COD........................................         38
Code.......................................         37
Collection Accounts........................         34
Common Stock...............................         13
Company.................................... Cover Page
Concentration Account......................         34
CPI........................................         28
Depositary................................. Cover Page
Event of Default  *........................     32, 35
Exchange Act...............................         23
Exchange Consideration.....................         12
Exchange Offer............................. Cover Page
Exchanging Noteholders..................... Cover Page
Field Accounts.............................         34
Indenture..................................         32
Information Agent.......................... Cover Page
Initial Series Notes....................... Cover Page
Junior Subordinated PIK Notes..............         13
Letter of Transmittal...................... Cover Page
Material Assets  *.........................         35
Material Event of Default  *...............         35
Medallion Programs.........................         24
Minimum Exchange Condition.................         ii
Minimum Tender Condition...................         ii
NACO.......................................          3
Net Cash Proceeds  *.......................         33
NGCL.......................................         14
Notice of Withdrawal.......................         26
Offer...................................... Cover Page
Offer to Purchase.......................... Cover Page
OID........................................         37
Operating Account..........................         35

Permitted Pari Passu Debt  *...............         35
Purchase Price............................. Cover Page
Quarterly Report...........................         10
Resort Field Account.......................         34
Restructuring Transaction.................. Cover Page
RPI........................................         29
RPR........................................          7
SC Fundamental.............................          6
Secured Notes.............................. Cover Page
Securities Act.............................          7
Senior Notes...............................          3
Senior Secured Credit Facility.............         15
Senior Secured Working Capital Facilities..         35
Senior Subordinated PIK Notes..............         13
Source and Amount of Funds.................     12, 13
Southmark..................................          3
Southmark Debt Securities..................          3
Special Committee..........................          6
Steering Committee.........................          1
Subsidiary Guarantors  *...................         33
Tendering Noteholders......................          1
Term Loan..................................         15
Trails.....................................          3
Transactions...............................         22
Trust Indenture Act........................         35
Trustee....................................         32
TTN Alliance Program.......................         28
Voting Stock  *............................         33
Widely Distributed Public Offering  *......         33
Wilderness Management......................         29
Working Capital Facility...................         15
  *  As defined in the Indenture.

                                                                       EXHIBIT A



                         USTRAILS INC. AND SUBSIDIARIES
                                 BUSINESS PLAN

                         USTRAILS INC. AND SUBSIDIARIES
                                 BUSINESS PLAN


                               TABLE OF CONTENTS



ASSUMPTIONS........................................................   3

FINANCIAL STATEMENTS

     Operating Statement...........................................   8

     Balance Sheet.................................................   9

     Cash Flows Available..........................................  10

                         USTRAILS INC. AND SUBSIDIARIES
                                 BUSINESS PLAN

                            SIGNIFICANT ASSUMPTIONS


GENERAL OVERVIEW

Set forth herein is the business plan (the "Business Plan") for USTrails Inc. and subsidiaries ("USTrails" or the "Company") for the fiscal years ending June 30, 1996 through June 30, 2001. Historical financial statements for the years ended June 30, 1994 and 1995 are also included. The Business Plan contemplates downsizing the Company to a level appropriate to a stable membership base, the collection of the remaining contracts receivable and the sale of non-core assets. Because the Company's membership base is declining at a significant rate, stabilization will require several years and sales significantly in excess of current levels. Moreover, the timing and amount of asset sales cannot be assured. As a consequence, the actual operating results achieved through implementation of the Business Plan are uncertain and may vary significantly from those set forth herein.

The Business Plan assumes that a restructuring (the "Restructuring") of the Company's 12% senior secured notes due 1998 (the "Secured Notes") is consummated on July 15, 1996. In the restructuring, holders of the Secured Notes will receive approximately $50 million to $55 million in cash, $30 million in new senior subordinated pay-in-kind notes (the "Senior Subordinated PIK Notes"), $5 million in new junior subordinated pay-in-kind notes (the "Junior Subordinated PIK Notes") and approximately 33% of the common stock of the Company, plus accrued interest ($6.1 million through July 15, 1996). Furthermore, the Business Plan assumes that the Company raises a $10 million working capital facility (the "Working Capital Facility") to fund future working capital needs and a $30 million senior secured term loan (the "Term Loan") to fund a portion of the cash payment to holders of the Secured Notes and pay related fees and expenses.

The Business Plan also assumes the Company pays interest on the Working Capital Facility at 9.25% per annum and on the Term Loan at 9.75% per annum. For the first 4 years, interest on the Senior Subordinated PIK Notes at 12% per annum will be paid in additional Senior Subordinated PIK Notes. After 4 years interest on the Senior Subordinated PIK Notes will be paid in cash. The Junior Subordinated PIK Notes accrue interest at 12% per annum for 15 years, which will be in additional Junior Subordinated PIK Notes. Pro forma for the restructuring and the financing, the Company is assumed to have $5 million of cash on hand, $65 million of funded debt (including the $30 million of Senior Subordinated PIK Notes and $5 million of Junior Subordinated PIK Notes) and a $10 million Working Capital Facility.

In addition, the Business Plan assumes that the Company continues to market and sell memberships similar to those introduced in the spring of 1995. These products, which allow purchasing members to select various access and usage levels based on their individual needs, appear to be well received by certain camping consumers. The Company's sales and marketing organizations and sales processes have been enhanced, so that the Company is now able to sell more memberships. Despite the increased membership sales assumptions, however, it is assumed that the membership base will continue to decline until the year 2000, as member attrition will continue due to the advanced age of the current membership base and other normal reasons.

An assumption is made for one major new product called the Cottage membership whereby ten-year memberships will be sold beginning in fiscal 1997. The Cottage membership entitles the purchasing member the right to a one-week per year rental in an upscale rental trailer, plus other amenities. It is projected that approximately 7,200 of these memberships will be sold between fiscal 1997 and 2001.

Other major assumptions provide that the Company will be able to continue reducing both operating expenses and general and administrative expenses as the membership base declines. These effects are partially offset by inflation which is projected to occur at a rate of 3% per annum.

The overall improvements in results projected in the Business Plan are in large part due to increased membership sales, ancillary revenues and the introduction of a profitable cottage program. If these individual improvements do not occur, the actual results will vary significantly from the Business Plan.

In addition, significant sales of non-core assets are included in fiscal 1997 through 2000. The sale of these non-core assets is subject to identifying buyers will to pay appraised value, and to addressing the rights of members at the campgrounds projected to be withdrawn from the system and sold. The timing and amounts of these sales could also vary significantly from the Business Plan.

BACKGROUND

USTrails owns and operates one of the largest privately owned campground systems in the United States, with 58 campgrounds serving approximately 131,000 members as of March 31, 1996. The Company also manages timeshare facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 330 recreational facilities.

Over the past four years, the Company has focused on stabilizing operations by reducing costs, improving its overall services to members, and attempting to increase revenues from its existing membership base. During the last year and one-half, the Company has increased its sales and marketing efforts in order to replenish its membership base. The Company's current strategy is to continue to seek to improve its ongoing operations, enhance marketing efforts and determine the appropriate level at which ongoing operations should be continued. In this regard, the Company intends to down-size its business by implementing additional cost reduction measures as its membership base continues to decline. The Business Plan assumes that these cost reduction measures will include reduced service levels at certain campgrounds, decreased general and administrative expenses, and a reduction of the number of campgrounds in the system beginning in fiscal 1997. The Company's current strategy also includes efforts to dispose of assets not required for ongoing operations, such as land and other assets at the campgrounds and full service resorts.

SPECIFIC ASSUMPTIONS

DUES REVENUE AND MEMBERSHIP BASE
- --------------------------------

The Company's membership base has declined from 167,000 at December 31, 1991, to 131,000 at March 31, 1996 (22%), and the membership base is presently declining at the rate of approximately 8% per year. Through increased sales and marketing efforts, the Company believes that its declining membership base will stabilize by fiscal 1999 at a level substantially below the current level (approximately 117,000 members). In addition, the membership agreements generally permit the Company to increase annually the amount of each member's dues, subject to specified limitations. The Business Plan includes the following assumptions affecting dues revenue:

                             Fiscal    Fiscal    Fiscal    Fiscal       Fiscal      Fiscal
                              1996      1997      1998      1999         2000        2001
                            --------  --------  --------  --------    ---------    ---------

# Members at Year-end        128,155   122,718   119,044   117,152      117,226      117,409

Average Dues at Year-end    $    336  $    346  $    356  $    367     $    378     $    389

Dues Revenue (in 000Os)     $ 39,000  $ 37,139  $ 36,854  $ 37,098     $ 37,954     $ 39,146

The Business Plan assumes the loss of members and dues revenue as a result of campground closures as the Company downsizes.

SALES AND MARKETING EFFORTS
- ---------------------------

In April 1992, new membership sales were suspended because the Company's sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market, and in May 1994, began selling new campground memberships on a limited basis and testing new sales programs. Since that time, the Company has been testing membership sales programs and revising them based on results and its ongoing market research. Based on the results from the summer of 1995, the Company believes that it will be able to increase the level of membership sales in the future. The Business Plan anticipates that the sales program will generate a positive contribution by fiscal 1998. The following assumptions are made affecting sales revenue:

                            Fiscal  Fiscal  Fiscal  Fiscal  Fiscal   Fiscal
                             1996    1997    1998    1999    2000     2001
                            ------  ------  ------  ------  -------  -------

# Sales Units                3,005   4,454   6,054   7,949   10,030   10,795

Average Sales Price         $  950  $1,079  $1,141  $1,181  $ 1,223  $ 1,256

Sales Revenue (in 000Os)    $2,856  $4,805  $6,907  $9,387  $12,263  $13,561

ANCILLARY CONTRIBUTION
- ----------------------

The Business Plan assumes that the ancillary revenue generated from the campground operations will increase steadily during the periods presented and that expenses will increase in a similar manner, maintaining a contribution margin during the period of between 47% and 49%.

CAMPGROUND OPERATING COSTS
- --------------------------

The Business Plan reflects a $4.1 million (10%) decrease in operating expenses during the period presented from fiscal 1995 levels, as a result of service reductions at certain campgrounds, campground closures and other operational changes, offset by inflation. The Business Plan assumes that the cost reduction measures will not materially impact the Company's ability to attract and retain members at the projected levels.

FULL SERVICE RESORTS AND RPI
- ----------------------------

The Company anticipates that its operations at the full service resorts will yield a positive contribution for the projected periods after fiscal 1997, primarily from the timeshare management operations, and that RPI will produce a positive contribution from its operations of $2.1 million for fiscal 1996, which steadily increases during the subsequent periods presented as the result of the introduction of a new program in fiscal 1997.

GENERAL AND ADMINISTRATIVE COSTS
- --------------------------------

The Company's general and administrative costs declined during fiscal 1994 and 1995, and are projected to decrease significantly in fiscal 1996 and 1997 over fiscal 1995 levels. Cost savings will be achieved primarily through head count reductions and other efficiencies realized in the various administrative departments and significant cost reductions in the area of receivables billings and collections in connection with the diminishing contracts receivable portfolio.

INTEREST INCOME
- ---------------

Interest income represents the interest earned on the contracts receivable portfolio as well as interest income earned on cash balances. As the majority of the Company's current new membership sales are not being financed, the Company's portfolio of contracts receivable is rapidly diminishing. The Business Plan assumes that the outstanding gross balance of contracts receivable will decline to $2.7 million by fiscal 2001 from a gross balance of $35.4 million at June 30, 1995. The interest earned on the contracts receivable will in turn decrease, with interest income on the portfolio projected to decline from $7.4 million in fiscal 1995 to $744,000 in fiscal 2001. The Business Plan assumes the Company earns interest income on its cash balances at an annual rate of 4%.

ACCOUNTING FOR SUBORDINATED DEBT
- --------------------------------

The Restructuring meets the definition of a Troubled Debt Restructuring under Financial Accounting Standards Number 15 - "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("FAS 15"). Under FAS 15, no gain is recognized in a troubled debt restructuring; rather the amount that would have otherwise been recorded as a gain is recorded as a subordinated obligation which is amortized over the estimated payout period of the Senior Subordinated PIK Notes and Junior Subordinated PIK Notes issued in the Restructuring to reduce future interest expense.

ASSET SALES
- -----------

The Company believes that it is reasonably likely that it will be able to sell, without any material adverse effect from members rights, the five campgrounds held for disposition under the Business Plan, which have an appraised value of $2.3 million, and other unspecified campgrounds that are included for disposition in the Business Plan, which have an appraised value of $8.9 million, although there can be no assurance that these appraised values will be realized or that sales can be completed on the schedule projected in the Business Plan. However, some states, including California, Oregon, and Washington, have non-disturbance statutes that place limitations on the ability of the owner of a campground to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit the sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. The campground mortgages that secure the Secured Notes contain similar nondisturbance provisions. The impact of the rights of members under these laws and non-disturbance provisions is uncertain and could adversely effect the availability or timing of disposition opportunities or the ability of the company to realize recoveries from asset disposition.

INCOME TAX CONSIDERATIONS
- -------------------------

It is assumed that the Restructuring occurs outside a bankruptcy proceeding and does not involve a change in ownership under Section 382 of the Internal Revenue Code of 1986, as amended. However, if that is not the case and a change in ownership is deemed to have occurred, the Company's accumulated net operating losses ("NOLs"), which approximated $54 million as of June 30, 1995, would be diminished significantly or their annual utilization substantially limited.

If a change in ownership were to occur, the annual NOL usage limitation is calculated based on the fair value of the Company's stock immediately prior to the Restructuring. In this instance, the Company's NOLs would be virtually eliminated, with only a nominal annual amount available to be used over the 15-year carryforward period.

It should also be noted that NOL carryforwards can be utilized to shelter federal income taxes of the company and its subsidiaries, but are subject to additional limitations under various state laws. For example, the inability of a subsidiary company to utilize USTrails NOL carryforwards. Therefore, the Company projects that it will have to incur state income taxes based on its pre-tax income.

                        USTrails Inc. and Subsidiaries
                      Business Plan Operating Statements
          Historical through June 30, 1995, Business Plan Thereafter

                            (Amounts in thousands)



                                          Actual June 30,               Business Plan for the Years Ending June 30,
                                        ------------------ -----------------------------------------------------------------------
                                           1994     1995      1996       1997        1998          1999         2000      2001
                                        --------- -------- --------- -----------  ------------  ------------  --------------------
Campground Operations
 Membership dues                          $43,200  $41,175   $39,000     $37,139      $36,854      $37,098    $37,954    $39,146

 Ancillary revenues                        13,529   15,411    15,835      16,348       17,015       17,816     18,711     19,486
 Cost of Ancillary Revenues                (7,643)  (8,148)   (8,141)     (8,463)      (8,895)      (9,403)   (10,008)   (10,392)
                                        --------- -------- --------- ------------ ------------  ------------  --------------------
                                            5,886    7,263     7,694       7,885        8,120        8,413      8,703      9,094
 Operating expenses                       (37,880) (40,163)  (35,351)    (32,954)     (33,559)     (34,269)   (35,024)   (36,069)
                                        --------- -------- --------- -----------  ------------  ------------  --------------------

Contribution Before Sales & Marketing      11,206    8,275    11,343      12,070       11,415       11,242     11,633     12,171
                                        --------- -------- --------- -----------  ------------  ------------  --------------------

 Sales                                      1,457    1,780     2,856       4,805        6,907        9,387     12,263     13,561
 Selling expenses                          (1,583)  (1,985)   (2,602)     (3,078)      (4,021)      (5,281)    (6,629)    (7,242)
 Marketing expenses                        (1,282)  (3,639)   (1,741)     (2,288)      (2,757)      (3,532)    (3,986)    (4,195)
                                        --------- -------- --------- -----------  ------------  ------------  --------------------
           Net Sales                       (1,408)  (3,844)   (1,487)       (561)         129          574      1,648      2,124

 Cottage membership operations                  -        -         -         406        1,215        1,737      2,034      2,271
                                        --------- -------- --------- -----------  ------------  ------------  --------------------

Contribution from Campground
 Operations                                 9,798    4,431     9,856      11,915       12,759       13,553     15,315     16,566
                                        --------- -------- --------- -----------  ------------  ------------  --------------------

 Full service resorts, net                   (142)     465       107        (101)         423          450        579        596
 RPI, net                                   2,231    2,118     2,128       2,367        2,681        2,743      2,922      3,001
 General and administrative expenses      (14,568) (14,181)  (12,128)    (11,365)     (11,155)     (10,980)   (10,932)   (11,214)
 Other revenue                              4,056    3,485     4,077       3,612        3,023        2,727      2,644      2,617
                                        --------- -------- --------- -----------  ------------  ------------  --------------------

Operating Income (Loss)                     1,375   (3,682)    4,040       6,428        7,731        8,493     10,528     11,566
                                        --------- -------- --------- -----------  ------------  ------------  --------------------

 Interest income                           12,202    9,935     7,393       3,617        2,609        2,138      1,639      1,505
 Interest expense                         (21,446) (20,960)  (17,653)     (6,585)      (4,630)      (3,610)    (3,078)    (2,408)
                                        --------- -------- --------- -----------  ------------  ------------  --------------------
      Net interest income (expense)        (9,244) (11,025)  (10,260)     (2,968)      (2,021)      (1,472)    (1,439)      (903)
 Gain on asset sales                        5,544      658     3,410       4,024        2,155          874      1,159          -
 Restructuring charges                     (3,313)    (637)   (1,500)     (2,500)           -            -          -          -
 Extraordinary gain on debt transactions      671        -     1,419           -            -            -          -          -
 Enterprise bonus                               -        -      (800)          -            -            -          -          -
 Insurance reserves released                    -        -       568           -            -            -          -          -
 Adjust receivable reserves                     -        -     4,146           -            -            -          -          -
 State income taxes                             -        -       (72)       (482)        (618)        (749)      (912)      (945)
 All other                                 (1,079)   2,763         1           2            -            -          -          -
                                        --------- -------- --------- -----------  ------------  ------------  --------------------

Net Income (Loss)                         ($6,046)($11,923)     $952      $4,504       $7,247       $7,146     $9,336     $9,718
                                        ========= ======== ========= ===========  ============  ============  ====================


The accompanying assumptions are an integral part of these business plan operating statements.

                                 USTrails Inc.
                         Business Plan Balance Sheets
          Historical through June 30, 1995, Business Plan Thereafter

                            (Amounts in thousands)

                                          Actual June 30,                       Business Plan as of June 30,
                                        -------------------   -------------------------------------------------------------------
ASSETS                                   1994        1995       1996       1997        1998       1999        2000        2001
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------
 Cash                                   $ 50,059   $ 50,596   $ 33,380   $  5,491    $  5,491   $  5,491    $  5,491      $5,491
 Restricted Cash                           1,225      1,629      2,963      2,963       2,963      2,963       2,963       2,963
 Contracts Receivable, gross              54,413     35,386     21,985     14,227      10,526      8,649       7,412       6,534
 Allowance for Doubtful Accounts         (17,495)   (13,806)    (6,085)    (5,136)     (3,867)    (3,068)     (2,564)     (2,247)
 Other Allowances                         (4,333)    (2,882)    (1,855)    (1,272)       (886)      (697)       (612)       (551)
                                        --------   --------   --------   ---------   ---------  ---------   ---------   ---------
      Contracts Receivable, net           32,585     18,698     14,045      7,819       5,773      4,884       4,236       3,736
 Campground Real Estate                   15,977     15,331     13,362     12,994      12,805     12,541      12,198      12,198
 Resort Real Estate                        2,853      1,352      1,352        962         962                    962         962
 Buildings and Equipment, gross           36,148     40,441     38,868     40,728      41,915     44,000      46,141      48,941
 Accumulated Depreciation                 (5,890)    (8,402)   (11,029)   (13,863)    (16,672)   (19,510)    (22,343)    (25,269)
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------
      Buildings and Equipment, net        30,258     32,039     27,839     26,865      25,243     24,490      23,798      23,672
 Land Held for Sale                        6,854      8,341      6,820      4,736       3,229      1,844       1,764       1,764
 Dues and Accounts Receivable              3,546      3,017      1,268      2,212       2,223      2,234       2,292       2,292
 Inventories                               1,401      1,281      1,156      1,174       1,223      1,278       1,336       1,396
 Prepaid Expenses                            526        651        621        620         618        620         617         615
 Consent Fee, net                          1,512      1,089        647         -           -                                  -
 Other Assets                              1,368      1,862      1,998      2,813       3,590      4,146       4,712       5,198
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------

Total Assets                            $148,164   $135,886   $105,451   $ 68,649    $ 64,120   $ 61,453    $ 60,369     $60,287
                                        ========   ========   ========   ========    ========   =========   =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Liabilities:
 Accounts Payable                       $  3,215   $  3,740   $  1,824   $  1,874    $  1,924   $  1,974    $  2,024     $  2,024
 Accrued Wages                             3,023      4,212      3,389      2,889       2,889      2,889       2,889        2,889
 Accrued Liabilities                       6,055      3,568      3,492      2,775       2,785      2,798       2,812        2,825
 Accrued Interest Payable                  6,988      7,008      5,617          -           -          -           -            -
 Borrowings -
   Notes and Mortgages                     5,503      4,753        940        504         306        139           -            -
   Senior Secured Notes                                                    13,018
   Subordinated Notes - Legal                                              33,708      36,093     27,795       18,220       8,649
   Subordinated Notes - FAS 15                                              6,621       5,319      3,550        2,188       1,295
    Junior Subordinated Notes                                               5,618       6,312      7,093        7,970       8,926
   Secured Notes                         127,421    127,421    101,461          -           -          -            -           -
   Discount on Secured Notes             (16,567)   (11,931)    (7,096)         -           -          -            -           -
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------
      Secured Notes, net                 110,854    115,490     94,365          -           -          -            -           -
 Deferred Dues Revenue                    18,414     18,622     17,631     17,631      17,631     17,631       17,631      17,631
 Other Liabilities                        12,024      8,314      7,062      6,525       6,128      5,705        5,420       5,115
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------
Total Liabilities                        166,076    165,707    134,320     91,163      79,387     69,574       59,154      49,354
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------

Shareholders' Equity (Deficit):
 Removal of Debt                               -          -          -          -           -          -            -           -
 Common Stock                                 37         37         37         56          56         56           56          56
 Additional Paid-In Capital               17,549     17,549     17,549     19,381      19,381     19,381       19,381      19,381
 Accumulated Earnings (Deficit)          (35,498)   (47,407)   (46,455)   (41,951)    (34,704)   (27,558)     (18,222)     (8,504)
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------
Total Shareholders' Equity (Deficit)     (17,912)   (29,821)   (28,869)   (22,514)    (15,267)    (8,121)       1,215      10,933
                                        --------   --------   --------   ---------   --------   ---------   ---------   ---------

Total Liabilities & Shareholders'
 Equity (Deficit)                       $148,164   $135,886   $105,451    $68,649     $64,120    $61,453      $60,369     $60,287
                                        ========   ========   ========   =========   ========   =========   =========   =========

The accompanying assumptions are an integral part of these business plan balance sheets.
                                      A-9

                        USTrails Inc. and Subsidiaries
                      Business Plan Cash Flows Available
           Historical through June 30, 1995, Projections Thereafter

                            (Amounts in thousands)

                                               Actual June 30,               Business Plan for the Years Ending June 30,
                                              ------------------    ---------------------------------------------------------------
                                                1994      1995        1996       1997       1998       1999       2000       2001
                                              --------   --------   --------   --------   --------   --------   --------   --------
CASH FLOWS PROVIDED BY (USED IN)
  OPERATING ACTIVITIES:
  Income (loss) from operations               $  1,375   $ (3,682)  $  4,040   $  6,428   $  7,731   $  8,493   $ 10,528   $ 11,566
  Depreciation                                   2,457      2,591      2,340      2,635      2,658      2,789      2,808      2,901
  Capital expenditures - campground
    operations                                  (1,806)    (4,881)    (1,703)    (2,300)    (2,300)    (2,800)    (2,800)    (2,800)
                                              --------   --------   --------   --------   --------   --------   --------   --------

Net Cash Provided By (Used In) Operations        2,026     (5,972)     4,677      6,763      8,089      8,482     10,536     11,667

  Principal collections on contracts
    receivable                                  26,256     16,678     11,164      6,447      4,290      3,503      3,414      3,422
  Processing fees                                1,501      1,044        825        750        688        641        400        400
  Interest income on contracts receivable        8,741      5,732      3,611      2,273      1,453      1,106        903        754
                                              --------   --------   --------   --------   --------   --------   --------   --------
                                                36,498     23,454     15,600      9,470      6,431      5,250      4,717      4,576

  Proceeds from asset sales                     10,294      1,130      7,526      7,420      4,964      3,238      2,241         -
  Principal payments on notes and mortgages     (2,280)      (750)    (1,295)      (436)      (198)      (167)      (139)        -
  Interest payments on notes and mortgages        (822)      (590)      (311)      (122)       (70)       (45)       (35)        -
  Interest income on cash balances                                                  110        110        110        110        110
  Other, net                                    (5,933)    (1,452)    (5,413)    (3,138)    (2,907)    (3,266)    (3,415)    (3,492)
                                              --------   --------   --------   --------   --------   --------   --------   --------

Cash Available Before Debt and Taxes            39,783     15,820     20,784     20,067     16,419     13,602     14,015     12,861
                                              --------   --------   --------   --------   --------   --------   --------   --------

  Repurchases of Secured Notes                  (8,000)        -      (5,226)        -          -          -          -         -
  Payment of consent fees to Secured
    Noteholders                                 (1,610)        -          -          -          -          -          -         -
  Mandatory redemption of Secured Notes             -          -     (18,599)        -          -          -          -         -
  Redemption - Secured Notes                        -          -          -     (49,300)        -          -          -         -
  Proceeds from Senior Secured Notes                -          -          -      30,000         -          -          -         -
  Payment of Senior Secured Notes                   -          -          -     (16,982)   (13,018)        -          -         -
  Payment of Subordinated Notes                     -          -          -          -      (1,781)   (12,760)   (13,010)    (9,571)
  Interest paid on Secured Notes               (16,976)   (15,283)   (14,175)    (6,088)        -          -          -         -
  Interest paid on Senior Secured Notes             -          -          -      (2,604)    (1,002)       (93)       (93)       (93)
  Interest paid on Subordinated Notes               -          -          -          -          -          -                 (2,252)
  Fees and expenses on restructuring                -          -          -      (2,500)        -          -          -          -
  State income taxes                                                               (482)      (618)      (749)      (912)      (945)
  Trails acquisition                            (7,497)        -          -          -          -          -          -          -
                                              --------   --------   --------   --------   --------   --------   --------   --------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                    5,700        537    (17,216)   (27,889)        -          -          -          -

CASH AND CASH EQUIVALENTS:
  Beginning of year                             44,359     50,059     50,596     33,380      5,491      5,491      5,491      5,491
                                              --------   --------   --------   --------   --------   --------   --------   --------
  End of year                                 $ 50,059   $ 50,596   $ 33,380   $  5,491   $  5,491   $  5,491   $  5,491   $  5,491
                                              ========   ========   ========   ========   ========   ========   ========   ========

           The accompany assumptions are an integral part of these
                           business plan cash flows.

                                                                       EXHIBIT B



                   OPINION OF RAUSCHER PIERCE REFSNES, INC.

                                                                       EXHIBIT B

                         RAUSCHER PIERCE REFSNES, INC.


                                              June 13, 1996

Special Committee of the Board of Directors
USTrails Inc.
2711 LBJ Freeway, Suite 200
Dallas, Texas  75234

Gentlemen:

     We understand that USTrails Inc. (the "Company") proposes to restructure its outstanding 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 (the "Secured Notes") through an offer to purchase for cash up to $20,161,000 aggregate principal amount of Secured Notes (the "Tender Offer") and an offer to exchange for cash and newly issued debt and equity securities certain other Secured Notes (the "Exchange Offer"), as more fully described in the Offer to Purchase to be dated June 5, 1996. You have requested our opinion as to whether the consideration to be paid in the Tender Offer is reasonably equivalent to the consideration to be paid in the Exchange Offer.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Offer to Purchase. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and met with the Company's management to discuss the business and prospects of the Company. We have also considered certain financial and market data of the Company and such other information, financial studies, analyses and investigations and financial economic and market criteria as we deemed relevant.

     In connection with our review, we have not independently verified any of the foregoing information. We have not made an independent evaluation or appraisal of the assets of the Company. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. Our opinion is based upon circumstances existing and disclosed to us as of the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be paid in the Tender Offer is reasonably equivalent to the consideration to be paid in the Exchange Offer.

                                                  Very truly yours,



                                                  RAUSCHER PIERCE REFSNES, INC.

                                                                       EXHIBIT C



                             SUMMARY OF APPRAISALS

                                 USTRAILS INC.


                             CAMPGROUND APPRAISALS


                               SYSTEM PROPERTIES


           PROPERTY                   STATE        APPRAISED VALUE TOTAL
           --------                   -----        ---------------------

Donner Pass                            CA                    $ 1,950,000
Idyllwild                              CA                      1,813,000
L.O.T.S.                               CA                      1,815,000
Lake Minden                            CA                      2,400,000
Oakzanita                              CA                      1,334,000
Palm Springs                           CA                     11,400,000
Pio Pico                               CA                      2,570,000
Rancho Oso                             CA                      1,400,000
Russian River                          CA                        850,000
San Benito                             CA                      4,700,000
San Jose                               CA                      3,900,000
Snowflower                             CA                      1,225,000
Soledad                                CA                     10,150,000
Turtle Beach                           CA                      1,275,000
Wilderness Lakes                       CA                      2,860,000
Windsor                                CA                      3,350,000
Yosemite                               CA                      2,545,000
Birch Bay                              WA                      1,750,000
Black Point                            WA                      1,970,000
Chehalie                               WA                      1,625,000
La Conner                              WA                      1,750,000
Leavenworth                            WA                      1,860,000
Little Diamond                         WA                      1,260,000
Long Beach                             WA                        850,000
Mt. Vernon                             WA                        820,000
Ranier                                 WA                      1,230,000
Bend                                   OR                      2,930,000
Pacific City                           OR                      4,220,000
South Jetty                            OR                      3,310,000
                                                             -----------
Subtotal (29 campgrounds in CA, WA
and OR)                                                      $79,112,000

                                 USTRAILS INC.


                             CAMPGROUND APPRAISALS


                           SYSTEM PROPERTIES (CONT'D)

     PROPERTY        STATE  APPRAISED VALUE TOTAL
     --------        -----  ---------------------

Verde Valley          AZ             $  4,360,000
Cultus Lake           BC                1,187,840
Orlando               FL                6,565,000
Fox River             IL                1,512,500
Horseshoe Lake        IN                  528,000
Indian Lakes          IN                2,500,000
St. Clair             MI                  660,000
Jefferson             MO                1,100,000
Indian Point          MS                1,130,000
Forest Lake           NC                1,675,000
Chestnut Lakes        NJ                  700,000
Las Vegas             NV                3,250,000
Kenisee Lake          OH                  568,000
Wilmington            OH                  730,000
Hershey               PA                2,000,000
Carolina Landing      SC                  960,000
Cherokee  Landing     TN                  570,000
Natchez Trace         TN                3,050,000
Bay Landing           TX                1,660,000
Colorado River        TX                  580,000
Galveston             TX                  480,000
Lake Conroe           TX                1,910,000
Lake Tawakoni         TX                1,510,000
Lake Texoma           TX                1,690,000
Lake Whitney          TX                1,165,000
Medina  Lake          TX                1,860,000
Chesapeake Bay        VA                2,300,000
Lynchburg             VA                  760,000
Virginia Landing      VA                1,500,000
                                     ------------
     Subtotal                        $ 48,461,340
                                     ------------
     Total System                    $125,098,340

                                 USTRAILS INC.


                             CAMPGROUND APPRAISALS


                             NON-SYSTEM PROPERTIES


       PROPERTY          STATE  APPRAISED VALUE TOTAL
       --------          -----  ---------------------

Anza Borrego              CA             $    785,000
Nottawa Lake              MI                  250,000
Stagecoach                CA                  362,000
Weel Port                 WA                  700,000
Wisconsin Dells           WI                  219,000
                                         ------------
     Total Non-System                    $  2,316,000
                                         ------------
     All Properties                      $130,164,340
                                         ============

===========================================   ==================================

 A Secured Noteholder desiring to tender
 some or all of its Secured Notes
 pursuant to this Offer should complete                  USTRAILS INC.
 the Letter of Transmittal in
 accordance with the instructions
 herein and therein   and then deliver                OFFER TO PURCHASE
 it along with the certificates for
 such Secured Notes and any other
 required documents to the Depositary.                   DEPOSITARY:
 Alternatively   a financial
 institution may be able to tender its              FLEET NATIONAL BANK,
 Secured Notes pursuant to the                         AS DEPOSITARY
 book-entry transfer procedures set              CORPORATE TRUST OPERATIONS
 forth herein.  If a Secured Noteholder          777 MAIN STREET, CTMO 0224
 cannot deliver a Letter of Transmittal             HARTFORD, CT  06115
 and its Secured Notes to the                   TELEPHONE NO. (860) 986-1271
 Depositary on or before the Expiration         FACSIMILE NO. (860) 986-7908
 Date   such Secured Noteholder may
 tender its Secured Notes through the
 guaranteed delivery procedures set
 forth herein.  The Company has not
 authorized the Depositary or any other
 person to give any information with
 respect to this Offer other than the
 information set forth herein.
 Moreover   under no circumstances
 shall the information set forth herein
 be considered correct or unchanged as
 of any date subsequent to the date
 hereof.  This Offer to Purchase does
 not constitute an offer to purchase
 Secured Notes in any jurisdiction
 where such an offer would be illegal
 or otherwise prohibited.
_________



                                                 BY HAND DELIVERY IN NEW YORK:
SUMMARY TABLE OF CONTENTS                            SHAWMUT TRUST COMPANY
                                                    C/O FIRST CHICAGO TRUST
                                      PAGE            COMPANY OF NEW YORK
                                      ----              14 WALL STREET,
Introduction.........................   1             8TH FLOOR, WINDOW 2
Background to this Offer..............  3             NEW YORK, NY  10015
Special Considerations................  9
Terms of the Restructuring Transaction 12              INFORMATION AGENT:
Source and Amount of Funds             15             HILL & KNOWLTON, INC.
Interests of Management and Others     16             466 LEXINGTON AVENUE
Historical and Pro Forma                               NEW YORK, NY  10017
 Capitalization....................... 18          TELEPHONE NO. (212) 855-0555
Selected and Pro Forma Financial Data. 19              OR (800) 755-3002
Certain Conditions of the Offer....... 22
The Tender Offer...................... 23
Description of the Company's Business. 27
The Secured Notes..................... 32
Certain Federal Income Tax                            OFFER TO PURCHASE
 Considerations....................... 37                JUNE 5, 1996
Legal Matters......................... 39
Available Information................. 39
Information Incorporated By Reference. 39
Appendix I -- Defined Terms........... I-1
Exhibit A -  Business Plan............ A-1
Exhibit B -  Opinion of Rauscher Pierce
             Refsnes, Inc............. B-1
Exhibit C -  Summary of Appraisals.... C-1
===========================================   ==================================